EXHIBIT 99.10

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The 2006 Annual Meeting of Shareholders of Bank of the Carolinas will be held at 2:00 p.m. on Thursday, May 25, 2006, at the Bank of the Carolinas Operations Center located at 106 York Way, Advance, North Carolina. The purposes of the meeting are:

1.	Approval of Share Exchange Agreement. To consider a proposal to approve an Agreement and Plan of Reorganization and Share Exchange (a copy of which is attached as Appendix A to the proxy statement/offering memorandum that accompanies this notice) that we propose to enter into with Bank of the Carolinas Corporation (“BankCorp,” a new corporation which we are organizing to serve as our parent holding company) and that provides for a reorganization of Bank of the Carolinas in which each share of our outstanding common stock will be converted into and exchanged for one share of BankCorp’s common stock;

2.	Election of Directors. To elect 14 directors for one-year terms each;

3.	Authorization of Two Additional Directors. To consider a proposal to authorize two additional directorships which will be left unfilled and to authorize our Board of Directors to fill one or both of the resulting vacancies by appointing persons as directors during the year following the Annual Meeting;

4.	Approval of Charter Amendment to Increase Authorized Common Stock. To consider a proposal to amend our Articles of Incorporation to increase the number of authorized shares of our common stock to 15,000,000 shares;

5.	Proposal to Authorize Management to Adjourn the Annual Meeting. To consider a proposal to authorize our management to adjourn the Annual Meeting for up to 120 days for any reason; and

6.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

EACH SHAREHOLDER HAS THE RIGHT TO DISSENT FROM THE PROPOSED SHARE EXCHANGE AND DEMAND PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES OF OUR COMMON STOCK IF THE SHARE EXCHANGE IS CONSUMMATED. THE RIGHT OF A SHAREHOLDER TO DISSENT AND RECEIVE THAT PAYMENT IS CONTINGENT UPON STRICT COMPLIANCE WITH THE REQUIREMENTS OF ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT. THE FULL TEXT OF ARTICLE 13 IS ATTACHED AS APPENDIX B TO THE ENCLOSED PROXY STATEMENT/OFFERING MEMORANDUM AND IS INCORPORATED HEREIN BY REFERENCE.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the enclosed envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement/offering memorandum and form of appointment of proxy are being mailed to our shareholders on or about April 24, 2006.

By Order of the Board of Directors

/s/ Robert E. Marziano
Robert E. Marziano
Chairman and Chief Executive Officer

PROXY STATEMENT / OFFERING MEMORANDUM

In this proxy statement/offering memorandum, the terms “we” “us” and “our” refer to Bank of the Carolinas. The term “BankCorp” refers to Bank of the Carolinas Corporation. The term “share exchange agreement” refers to the Agreement and Plan of Reorganization and Share Exchange that we propose to enter into with BankCorp after it is organized. The terms “you,” “your” and similar terms refer to holders of our common stock receiving this proxy statement/offering memorandum.

This proxy statement/offering memorandum is being first mailed to our shareholders on or about April 24, 2006, in connection with the solicitation by our board of directors of appointments of proxy in the form of the enclosed “proxy card” for use at the Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Bank of the Carolinas Operations Center located at 106 York Way, Advance, North Carolina, at 2:00 p.m. on Thursday, May 25, 2006, and at any adjournments of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q.	What are you being asked to vote on at the Annual Meeting?

A.	You are being asked to vote on proposals to:

•	approve a proposed share exchange agreement between us and BankCorp which will result in our reorganization into a bank holding company form of organization (Proposal 1);

•	elect 14 directors for terms of one year each (Proposal 2);

•	authorize two additional directorships which will be left unfilled and to authorize our Board of Directors to fill one or both of the resulting vacancies by appointing persons as directors during the year following the Annual Meeting (Proposal 3);

•	approve an amendment to our Articles of Incorporation to increase our authorized common stock to 15,000,000 shares (Proposal 4); and

•	give our management authority to adjourn the Annual Meeting to allow time to solicit additional proxy cards if a quorum is not present at the Annual Meeting or there are insufficient shares represented at the meeting to vote on or approve the share exchange agreement (Proposal 5).

Q.	What other matters will be voted on at the Annual Meeting?

A.	We are not aware of any other matters that will be voted on at the Annual Meeting. (See “The Annual Meeting of Shareholders – Solicitation and Voting of Proxy Cards” on page 7.)

Q.	What votes are required to approve the matters being proposed at the Annual Meeting?

A.	Approval of the share exchange agreement (Proposal 1) requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock. Proposals 3, 4 and 5 will be approved if the number of votes cast at the meeting in favor of each proposal exceeds the number of votes cast against it. (See “The Annual Meeting of Shareholders – Voting Procedures; Vote Required for Approval” on page 9.)

Q.	What is the purpose of the share exchange?

A.	The purpose of the share exchange is to reorganize our bank into a bank holding company form of organization. At the effective time of the share exchange, BankCorp will become our parent corporation. We will continue to exist as a North Carolina bank, but we will be the wholly-owned bank subsidiary of BankCorp and BankCorp will own all our outstanding common stock. (See “Proposal 1: Approval of the Share Exchange Agreement – Description of Proposed Share Exchange” on page 9.)

Q.	What will happen to the shares of our common stock that you own?

A.	Each share of our common stock that you own at the time the share exchange is completed will be converted into one new share of BankCorp’s common stock and you will become a shareholder of BankCorp (unless you exercise dissenters’ rights under North Carolina law and perfect those rights). (See “Proposal 1: Approval of the Share Exchange Agreement – Conversion of Shares and Exchange of Certificates” on page 11, and “Rights of Dissenting Shareholders” on page 15.)

Q.	Does our board of directors recommend approval of the share exchange agreement?

A.	Yes. BankCorp is being organized at the direction of our board of directors for the purpose of serving as our bank holding company, and our board of directors recommends that you vote “FOR” approval of the proposed share exchange agreement. A more complete discussion of the recommendation of our board of directors and the reasons for its recommendation is included under the caption “Proposal 1: Approval of the Share Exchange Agreement – Recommendation and Reasons for the Share Exchange” on page 10.

Q.	What do you need to do now?

A.	You should read this proxy statement/offering memorandum carefully, including its Appendices, and consider how the share exchange would affect you. You also may want to consult with your accounting, legal and tax advisors. You should then mark your vote on your proxy card and sign, date and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the Annual Meeting.

Q.	Who can vote?

A.	All of our shareholders of record as of the close of business on April 7, 2006, are entitled to receive notice of, and to vote at, the Annual Meeting. (See “The Annual Meeting of Shareholders – Record Date and Voting Securities” on page 8.)

Q.	How do you vote?

A.	You may indicate how you want to vote on your proxy card and then sign, date and mail it in the enclosed return envelope. You may also attend the Annual Meeting and vote in person instead of submitting a proxy card. If your shares are held in “street name,” you must follow the directions for voting provided by your broker or nominee. If you sign and send in your proxy card without indicating how you want to vote, your shares represented by the proxy card will be voted “FOR” Proposals 1, 3, 4 and 5 and for each nominee for director named in this proxy statement/offering memorandum. (See “The Annual Meeting of Shareholders – How You Can Vote” on page 7.)

Q.	What should you do if you want to vote against a proposal at the Annual Meeting?

A.	If you oppose a proposal, you may vote against it by indicating that on your proxy card or in voting instructions you give to any broker or other nominee that holds your shares of our common stock for you in “street name,” or by attending the Annual Meeting and voting in person against the proposal. In the case of Proposal 1, abstaining from voting will have the same effect as voting against the share exchange, but abstaining will not have the effect of voting against Proposals 3, 4 or 5 and will have no effect in the election of our directors. (See “The Annual Meeting of Shareholders – Voting Procedures; Vote Required for Approval” on page 9.)

Q.	If your shares are held in a brokerage account, will your broker vote those shares on the share exchange agreement or other proposals without instructions from you?

A.	Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote on “routine” proposals, such as the election of directors or the adjournment of a meeting, when they have not received instructions from beneficial owners. However, without specific voting instructions from the beneficial owner of the shares, brokers and nominees generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the share exchange agreement. Your broker will NOT be able to vote your shares with respect to approval of the share exchange agreement (Proposal 1) without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker and instruct it as to how it should vote your shares. (See “The Annual Meeting of Shareholders – How You Can Vote” on page 7.)

Q.	What is the effect if you abstain from voting, do not return a proxy card, or fail to give instructions to your broker or nominee?

A.	The approval of the share exchange agreement (Proposal 1) requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock. For that reason, if you fail to vote using any of the permitted methods of voting, or if you mark “ABSTAIN” for Proposal 1 on your proxy card, the effect will be the same as voting against approval of the share exchange agreement. “Broker non-votes” also will have the effect of votes against approval of the share exchange agreement. A broker non-vote occurs when a broker or other nominee that holds shares on behalf of a shareholder does not receive voting instructions from the shareholder by a specified date before the meeting. We urge you to sign and return your proxy card or, if your shares are held for you by a broker or other nominee, that you follow its directions and give it instructions as to how your shares should be voted at the Annual Meeting.

Proposals 3, 4 and 5 each will be approved if the votes cast in favor of the proposal exceeds the votes cast against it, so abstentions and broker non-votes will not have the effect of votes against approval of those proposals.

If you submit a properly executed proxy card, your shares will be counted in determining whether a quorum exists even if you “abstain.” Broker non-votes also are counted in determining the existence of a quorum. (See “The Annual Meeting of Shareholders – Voting Procedures; Vote Required for Approval” on page 9.)

Q.	After you have mailed your signed proxy card, can you revoke it or change your vote?

A.	Yes. You may revoke your proxy card or change your vote at any time before the voting takes place at the Annual Meeting. To do so, you must either complete and submit a new proxy card dated after the date of your original proxy card, or send our Corporate Secretary a written notice stating that you would like to revoke your proxy card. You also may attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card and vote in person. In either case, that action must be taken before the voting takes place at the Annual Meeting. However, if you hold your shares in an account with a broker or other nominee and you want to change the voting instructions you have given the broker or nominee, you must contact that broker or nominee and follow its directions. The last recorded vote in person or by proxy will be what is counted at the Annual Meeting. (See “The Annual Meeting of Shareholders – Revocation of Proxy Cards; How You Can Change Your Vote” on page 8.)

Q.	What does it mean if you receive more than one proxy card?

A.	It means that your shares are registered differently or held in more than one account. You should complete, sign, date and mail all proxy cards that you receive so that all your shares will be represented at the meeting.

Q.	When should you expect the share exchange to be completed?

A.	If our shareholders approve the share exchange agreement, we expect that the share exchange will become effective during the third quarter of 2006. The share exchange will become effective on the date and at the time specified in Articles of Share Exchange that we will file with the North Carolina Secretary of State. In this proxy statement/offering memorandum, we refer to the date and time the share exchange becomes effective as the “effective time.” However, because the share exchange is subject to conditions beyond our control, we cannot predict whether or when it will be completed. (See “Proposal 1: Approval of the Share Exchange Agreement – Effective Time of the Share Exchange” on page 13.)

Q.	Should you send in your stock certificates now?

A.	No. After the share exchange is completed, you will receive a transmittal letter and written instructions on how to exchange the stock certificates you currently hold for new certificates representing BankCorp’s common stock that you will receive.

Q.	Whom should you contact if you have questions about the share exchange or need additional copies of this proxy statement/offering memorandum?

A.	If you have any questions about any of the proposals or would like additional copies of this proxy statement/offering memorandum or the enclosed proxy card, you should contact Robert E. Marziano, Chairman and Chief Executive Officer, Bank of the Carolinas, 135 Boxwood Drive, Mocksville, North Carolina 27028, telephone number (336) 751-5755.

SUMMARY OF THE TERMS OF THE SHARE EXCHANGE AGREEMENT

This summary highlights the material terms of the proposed share exchange agreement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/offering memorandum, including the more detailed information under the heading “Proposal 1: Approval of the Share Exchange Agreement” beginning on page 9 and the attached Appendices, to fully understand the proposed share exchange. Each item in this summary includes a page reference directing you to a more detailed description of that item.

The Companies (page 21)

Bank of the Carolinas. We are a North Carolina-chartered, insured bank that began banking operations on December 7, 1998. We engage in a general, community-oriented commercial and consumer banking business in our market area. Our principal business office is located at 135 Boxwood Drive, Mocksville, North Carolina 27028, and our telephone number at that address is (336) 751-5755.

Bank of the Carolinas Corporation. BankCorp is a proposed new North Carolina business corporation that we are organizing at the direction of our board of directors for the sole purpose of engaging in the share exchange and serving as our parent bank holding company. Our directors and three of our officers will serve in similar capacities as BankCorp’s initial directors and officers, and BankCorp’s principal office will be the same as ours.

The Share Exchange (page 9)

The share exchange will be effected by exchanging one share of BankCorp’s common stock for each share of our common stock held by our shareholders. When the share exchange becomes effective, BankCorp will become our parent corporation. We will continue to exist as a North Carolina bank, but we will be the wholly-owned bank subsidiary of BankCorp, and our shareholders will be the shareholders of BankCorp. The complete terms of the share exchange are contained in the proposed share exchange agreement, a copy of which is attached as Appendix A. If our shareholders approve the share exchange agreement, we expect that the share exchange will be completed during the third quarter of 2006.

Conditions to the Share Exchange (page 12)

Among other conditions, completion of the share exchange is subject to:

•	approval of the share exchange agreement by holders of at least a majority of the outstanding shares of our common stock;

•	receipt of all required regulatory approvals, and the absence of any conditions imposed by banking regulators which we consider to be burdensome;

•	receipt of the favorable opinion of our independent accountants with respect to the federal income tax consequences of the share exchange;

•	approval of the listing on The Nasdaq Capital Market of the shares of BankCorp’s common stock to be issued to our shareholders;

•	compliance with or satisfaction of legal requirements (including state securities laws) that apply to the share exchange; and

•	the absence of any order, decree or injunction, or any pending or threatened suit, action, proceeding or investigation, which prevents, or attempts to prevent, completion of the share exchange or that for any reason causes us to consider it inadvisable to complete the share exchange.

Termination of the Share Exchange Agreement (page 13)

We may terminate the share exchange agreement at any time before the effective time for any reason, even after our shareholders have approved it and it has been signed.

Recommendation of Our Board of Directors (page 10)

Our board of directors has determined that the share exchange is advisable and in our best interests and the best interests of our shareholders, and the board recommends that our shareholders vote “FOR” approval of the share exchange agreement at the Annual Meeting.

Material Income Tax Consequences (page 13)

We believe that the share exchange will be treated for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and North Carolina law as a “tax-free reorganization,” with no gain or loss being recognized by our shareholders whose shares of our common stock are converted into and exchanged for shares of BankCorp’s common stock. Completion of the share exchange is conditioned on our receipt of the written opinion of our independent public accountants to that effect.

Accounting Treatment (page 13)

The share exchange will result in a reorganization which, for accounting and financial reporting purposes, will result in our accounts effectively becoming the accounts of BankCorp on a consolidated basis and our historical financial statements becoming BankCorp’s historical consolidated financial statements.

Required Shareholder Approval (page 12)

Approval of the share exchange agreement will require the affirmative vote of the holders of at least a majority of our outstanding shares of common stock. On the record date for the Annual Meeting, 3,825,192 shares of our common stock were outstanding, of which our executive officers and directors as a group had the sole or shared right to vote, or to direct the voting of, an aggregate of 502,603 shares, or approximately 13.14%, of our outstanding common stock. Each of our directors and executive officers has indicated that he or she intends to vote for approval of the share exchange agreement. After giving effect to the shares to be voted by our directors and executive officers, the affirmative vote of an additional 1,410,375 shares, or approximately 36.87%, of our outstanding common stock, is required to satisfy the voting requirement.

Required Regulatory Approvals (page 12)

Completion of the share exchange will be conditioned on our receipt of all necessary approvals of banking regulators. We are filing a notice with the Federal Reserve Board (the “FRB”) of BankCorp’s intent to become a bank holding company under the Bank Holding Company Act of 1956 by acquiring all of our outstanding common stock. The share exchange may be completed after 30 days following the date that notice was filed unless during that time the FRB has objected to BankCorp’s proposal or has required that BankCorp file a formal application for its approval. If a formal application is required, then completion of the share exchange would be subject to receipt of that approval. The approval of the Federal Deposit Insurance Corporation and North Carolina Commissioner of Banks is not required.

Fees and Expenses (page 13)

We will pay all legal and accounting fees and all other costs and expenses incurred in connection with the share exchange, including all costs of our solicitation of proxy cards for the Annual Meeting.

Dissenters’ Rights (page 15)

Shareholders who do not vote in favor of approval of the share exchange agreement will be entitled to assert dissenters’ rights under Article 13 of the North Carolina Business Corporation Act and obtain payment in cash for the “fair value” of their shares if the share exchange is completed and if they comply with the procedures set forth in those statutes. A copy of those statutes is attached as Appendix B to this proxy statement/offering memorandum.

If you exercise and perfect your dissenters’ rights, your shares of our common stock will not be exchanged for shares of BankCorp’s common stock, and your only right will be to receive the fair value of your shares in cash as determined under North Carolina law.

THE ANNUAL MEETING OF SHAREHOLDERS

How You Can Vote

If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of two ways. You can vote by mail by signing and returning a proxy card in the form enclosed with this proxy statement/offering memorandum, or you can attend the Annual Meeting and vote in person.

Only record holders of our common stock may vote at the Annual Meeting. If your shares of our common stock are held in “street name” by a broker or other nominee, you will need to follow the directions of your broker or nominee and give it instructions as to how to vote your shares. Your broker or nominee, as the record holder of your shares, is required to vote your shares according to your instructions. Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote on “routine” proposals, such as the election of directors or the adjournment of a meeting, when they have not received instructions from beneficial owners. However, without specific voting instructions from the beneficial owner of the shares, brokers and nominees generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the share exchange agreement.

Solicitation and Voting of Proxy Cards

The proxy card included with this proxy statement/offering memorandum provides for you to name our Chairman and Chief Executive Officer, Robert E. Marziano, our Vice Chairman, Stephen R. Talbert and Michael D. Larrowe, who serves as one of our directors, to act as your “Proxies,” individually and as a group, and vote your shares at the Annual Meeting. We ask that you sign and date a proxy card and return it to us in the enclosed envelope so that your shares will be represented at the meeting.

If you sign a proxy card and return it to us before the Annual Meeting, and you do not revoke it, the shares of our common stock you hold of record will be voted by the Proxies according to your instructions in the proxy card. If you sign and return a proxy card but you do not give any voting instructions, your shares represented by that proxy card will be voted by the Proxies “FOR” Proposal 1, 3, 4 and 5 and “FOR” each of the nominees for election as directors named in Proposal 2. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares on that matter according to their best judgment.

Revocation of Proxy Cards; How You Can Change Your Vote

If you are the record holder of your shares and you sign and return a proxy card and later wish to revoke it or to change the voting instructions you gave us in your proxy card, you can do so at any time before the voting takes place at the Annual Meeting by taking one of the following actions:

•	give our Corporate Secretary written notice that you want to revoke your proxy card;

•	sign and submit another proxy card dated after the date of your original proxy card; or

•	attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card and vote your shares in person. Attending the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card.

If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of our solicitation of proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement/offering memorandum. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we may reimburse those persons for their expenses in doing so. In addition to using the mail, our directors, officers and employees may solicit proxy cards, personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so.

In general, in connection with proxy solicitations for meetings of the shareholders of public companies, many of the holders of shares held in “street name” fail to give voting instructions to their brokers or nominees. When a matter to be voted upon at a meeting (such as the share exchange agreement) requires the vote of more than a simple majority of the shares represented at the meeting and is a matter as to which brokers do not have discretionary voting authority, it often is difficult to obtain appointments of proxies covering a number of shares necessary to vote on or approve the matter. For that reason, in connection with our solicitation of proxy cards for the Annual Meeting, if we consider it necessary or advisable to help insure that a sufficient number of shares are represented to vote on and approve the share exchange agreement, we will make arrangements for a firm that specializes in proxy solicitation to assist us by contacting beneficial owners of our shares held in street name and requesting that they send voting instructions to their brokers or other nominees. If we were to request that assistance, we would pay a fee to that firm for its services.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation to you, that is not contained in this proxy statement/offering memorandum. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us or BankCorp.

Record Date and Voting Securities

The close of business on April 7, 2006, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our common stock on that date in order to vote at the meeting. Our voting securities are the 3,825,192 shares of our common stock that were outstanding on the Record Date.

Voting Procedures; Vote Required for Approval

A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of a majority of the outstanding shares of our common stock entitled to be voted at the meeting. Shares of our common stock represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. You may cast one vote for each share you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting.

Approval of the share exchange agreement (Proposal 1) requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. For Proposals 3, 4 and 5 to be approved, the number of votes cast in favor of each proposal must exceed the votes cast against it. Abstentions and broker non-votes will have the same effect as votes against Proposal 1, but they will have no effect in the voting on Proposals 3, 4 and 5.

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the 14 nominees receiving the highest numbers of votes will be elected. You may not cumulate your votes in the election of directors.

PROPOSAL 1: APPROVAL OF THE SHARE EXCHANGE AGREEMENT

The following paragraphs describe the material terms of the proposed share exchange agreement and related matters, but they are not intended to be a complete description. This summary is subject to and qualified in its entirety by reference to the full terms of the share exchange agreement itself which is included as Appendix A, and to the statutes regarding the rights of dissenting shareholders included as Appendix B, to this proxy statement/offering memorandum.

Description of Proposed Share Exchange

Our board of directors has unanimously approved the proposed share exchange agreement to change our corporate structure to a one-bank holding company form of organization. Assuming that we receive all required approvals of our shareholders and banking regulators, and that other conditions provided for in the share exchange agreement are satisfied, upon completion of the share exchange:

•	each outstanding share of our common stock held by our shareholders (other than shareholders who exercise and perfect their dissenters’ rights) will be converted into and exchanged for one share of BankCorp’s common stock;

•	our shareholders will become the shareholders of BankCorp owning the same percentages of BankCorp’s outstanding shares as they owned of our shares (except for changes in relative percentages resulting from the exercise of dissenters’ rights); and

•	BankCorp will become our parent company and sole shareholder.

BankCorp is a proposed new North Carolina business corporation that we are organizing, at the direction of our board of directors, for the specific purpose of becoming our parent bank holding company. (See “Bank of the Carolinas Corporation” on page 21.)

Following the share exchange:

•	we will continue to exist as a North Carolina banking corporation and to be regulated by the Commissioner and the FDIC, and our deposits will continue to be insured by the FDIC to the maximum amount permitted by law;

•	our current directors and senior officers will remain the same and they also will serve as the directors and officers of BankCorp;

•	we will continue to engage in substantially the same business and activities in which we presently are engaged; and

•	we no longer will file reports with the FDIC under the Securities Exchange Act of 1934, as amended, but BankCorp, as our “successor registrant,” will file reports under that Act with the Securities and Exchange Commission.

Recommendation and Reasons for the Share Exchange

Our board of directors has unanimously approved the share exchange and recommends that you vote “FOR” approval of the share exchange agreement at the Annual Meeting.

Our board of directors believes that a bank holding company structure will provide us with certain advantages in comparison to our present corporate structure. In particular, since our organization during 1998, our sustained growth has created a need for increases in our capital. While we have successfully increased our capital through the sale of additional shares of our common stock to the public during 2003 and 2004, continued growth will require that we continue to increase our capital, and economic, market and other considerations effectively limit our ability to rely on sales of additional common stock as a continuing source of additional capital.

As a bank holding company, BankCorp’s primary banking regulator will be the Federal Reserve Board (the “FRB”). Under the FRB’s capital guidelines, bank holding companies are permitted to issue trust preferred securities through special purpose subsidiaries and, subject to certain limitations, to count the proceeds of those securities as “Tier 1” capital on their books, and those proceeds then can be contributed to their subsidiary banks as additional Tier 1 capital on the banks’ books. Although, under certain circumstances, and to a limited extent, banks that do not have holding companies may borrow funds in a way that may be counted as “Tier 2” capital for regulatory purposes, those funds may not be counted as “Tier 1” capital, and, under the FDIC’s current capital guidelines, banks may not use trust preferred securities as a vehicle for increasing their capital except through bank holding companies. Though we have no immediate plans to engage in a trust preferred securities transaction, by converting to a bank holding company form of organization now, we will have access to that type of financing as an alternative to selling common stock if it becomes necessary or desirable in the future to increase our capital.

Other advantages of a bank holding company form of organization include, without limitation, additional flexibility in expansion of our business through the acquisition of other financial institutions and other financial services providers and with respect to other activities and corporate matters.

If, in the future, we have opportunities to expand our business and geographic markets through the acquisition of other financial institutions or financial services providers, our board of directors believes that a bank holding company form of organization will provide us with the greatest amount of flexibility in responding quickly to, and in the structuring of, any such acquisitions. No such transactions currently are pending or being discussed. However, in a holding company structure, we could acquire a financial institution or other entity which could be operated as a separate subsidiary of BankCorp if, for marketing or other reasons, we considered it desirable to do so. Also, subject to certain limits, a holding company’s shareholders may not be required to approve acquisitions effected through the merger of an acquired company into a subsidiary of the holding company. For that reason, a holding company structure may allow a quicker and less expensive response to acquisition opportunities since it may not be necessary to hold meetings of the holding company’s shareholders in order to approve those transactions. (See “Description of Common Stock – Differences in BankCorp’s Common Stock and Our Common Stock” on page 33.)

In the event it became advantageous to repurchase outstanding shares of our common stock, we currently would be required by North Carolina law to obtain the approval of any repurchase by the vote of the holders of at least two-thirds of our outstanding shares, and any repurchase also would require the prior approval of the FDIC and the Commissioner. For that reason, if situations arose in which our board of directors considered a repurchase of shares to be in our best interest, we may not be able to respond quickly, or at all, due to the necessity of obtaining shareholder and regulatory approvals. Generally, a bank holding company must obtain the approval of the FRB if repurchases of its stock during any period of twelve consecutive months will amount to more than 10% of its equity capital. However, subject to some restrictions, a bank holding company may repurchase outstanding shares of its common stock without any approval of its shareholders and without any other regulatory approval. While neither we nor BankCorp currently has plans to repurchase any outstanding shares (other than BankCorp’s intended repurchase, when the share exchange is completed, of its currently outstanding 100 shares which were issued solely to facilitate its initial organization), our board of directors believes that BankCorp’s ability to do so is desirable. (See “Description of Common Stock – Differences in BankCorp’s Common Stock and Our Common Stock” on page 33.)

A holding company structure also will provide flexibility in engaging in other financial services activities through newly formed subsidiaries or through the acquisition of existing companies. Currently, either directly or through a subsidiary, we may engage in substantially all activities that are permissible for bank holding companies. However, in the future, as the range of products and services offered by financial institutions expands, it is possible that certain services will be required to be offered through a holding company structure or through its subsidiary corporations separate from its bank subsidiaries. We currently have no specific plans to expand our products and services, and it is not contemplated that, in the near future, BankCorp will engage in any activities other than the operation of a bank subsidiary. However, if in the future we considered such a course of action to be in our best interests, a holding company structure will give us considerable flexibility to take advantage of opportunities to offer new products and services (subject to required regulatory approvals) either directly by us or, if required by regulatory authorities or otherwise desirable, through a subsidiary of either BankCorp or us. (See “Supervision and Regulation” on page 23.)

BankCorp will be registered as a bank holding company under the Bank Holding Company Act of 1956 and will be subject to supervision and examination by, and required to file periodic reports with, the FRB. However, the costs associated with that additional regulation and reporting is not expected to be material. (See “Supervision and Regulation” on page 23.)

Conversion of Shares and Exchange of Certificates

Upon consummation of the share exchange, each share of our common stock held of record by our shareholders (other than shares as to which dissenters’ rights are exercised and perfected) automatically will be converted into and exchanged for one share of BankCorp’s common stock having the same par value and number of votes per share as each share of our stock being surrendered. Our shareholders will be entitled to receive, upon their surrender to BankCorp of the certificates that formerly represented the shares of our stock that they hold (their “Old Certificates”), a certificate or certificates representing the number of shares of BankCorp’s stock to which they are entitled. Until each Old Certificate is surrendered to BankCorp, it will be treated for all corporate purposes, other than the payment of dividends, to evidence the ownership of the same number of shares of BankCorp’s stock. Unless and until Old Certificates are surrendered in exchange for new certificates evidencing BankCorp’s stock, no dividends or other distributions that may become payable to the owners of BankCorp’s stock will be paid to the holders of Old Certificates. Upon surrender of each Old Certificate, there will be paid the amount, without interest, of dividends and other distributions, if any, which were declared and became payable on shares of BankCorp’s stock after completion of the share exchange but which have not been paid to the record owner of those shares.

Following the share exchange, our shareholders will receive transmittal forms with instructions for forwarding their Old Certificates for surrender to BankCorp or to its exchange agent. Shareholders whose Old Certificates have been lost or are missing will be required to make certain special arrangements in order to receive their BankCorp stock certificates, and they will be required to give BankCorp affidavits and a surety bond or other form of indemnification.

Shareholders should not forward their Old Certificates to BankCorp or to us for exchange until they receive the above transmittal forms and instructions to do so.

Assumption of Our Stock Option Plans and Outstanding Stock Options

Under the share exchange agreement, at the effective time of the share exchange each outstanding option to purchase shares of our common stock, including without limitation all outstanding options granted under our Employee Stock Option Plan and Director Stock Option Plan, as amended (the “Plans”), as well as all other outstanding options that we assumed in connection with our acquisition of BOC Financial Corporation during 2001, will be converted into an option to purchase the same number of shares of BankCorp’s common stock on the same terms (including exercise price) and conditions as currently apply to our options. Those stock options will be treated as stock options granted by BankCorp. Also, BankCorp will adopt each of our stock option plans as its own and, following the share exchange, BankCorp from time to time may grant additional options to purchase shares of its common stock in accordance with, and subject to the limitations provided in, those plans.

Required Shareholder and Regulatory Approvals

The affirmative vote at the Annual Meeting of the holders of at least a majority of the total outstanding shares of our common stock is required to approve the share exchange. Completion of the share exchange also is conditioned on our receipt of all necessary approvals of banking regulators. We are filing a notice with the FRB of BankCorp’s intent to become a bank holding company under the Bank Holding Company Act of 1956 by acquiring all of our outstanding common stock. The share exchange may be completed after 30 days following the date that notice was filed unless during that time the FRB objects to BankCorp’s proposal or requires that BankCorp file a formal application for its approval. If the FRB were to require a formal application, then completion of the share exchange would be subject to receipt of that approval. No other bank regulatory approvals (including any approval of the North Carolina Commissioner of Banks, the North Carolina State Banking Commission, or the FDIC) are required in order to complete the share exchange.

Other Conditions to the Share Exchange

In addition to the shareholder and regulatory approvals described above, completion of the share exchange is subject to various other conditions described in the share exchange agreement, including, without limitation:

•	receipt of an opinion from our independent public accountants to the effect that the share exchange will be treated as a “tax-free reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended;

•	the absence of any conditions imposed by banking regulators on their approval of the share exchange which we consider to be burdensome;

•	approval of the listing on The Nasdaq Capital Market of the shares of BankCorp’s common stock to be issued to our shareholders;

•	compliance with or satisfaction of legal requirements (including state securities laws) that apply to the share exchange; and

•	the absence of any order, decree or injunction, or any pending or threatened suit, action, proceeding or investigation, which prevents, or attempts to prevent, completion of the share exchange or that for any reason causes us to consider it inadvisable to complete the share exchange.

Amendment of the Share Exchange Agreement

The share exchange agreement may be amended, modified, or supplemented by us at any time prior to completion of the share exchange, either before or after the agreement is approved by our shareholders. However, following approval of the share exchange agreement by our shareholders, no amendment may change the number of shares of BankCorp’s stock into which each share of our common stock will be converted without the approval of that change by our shareholders.

Termination of the Share Exchange Agreement

We may terminate the share exchange agreement for any reason, before or after its approval by our shareholders, by action of our board of directors.

Expenses of the Share Exchange

We will pay all legal and accounting fees and all other costs and expenses incurred in connection with the share exchange, including all costs of our solicitation of proxy cards for the Annual Meeting.

Effective Time of the Share Exchange

After all conditions described in the share exchange agreement have been satisfied, the share exchange will become effective on a date we specify following the recording of Articles of Share Exchange with the North Carolina Secretary of State. We currently expect that the share exchange will become effective during the third calendar quarter of 2006. However, delays in the satisfaction of all conditions to completing the share exchange could result in a later effective date.

Accounting Treatment

The share exchange will result in a reorganization which, for accounting and financial reporting purposes, will result in our accounts effectively becoming the accounts of BankCorp on a consolidated basis and our historical financial statements becoming BankCorp’s historical consolidated financial statements.

Income Tax Consequences

The following discussion summarizes our current understanding of certain federal and North Carolina income tax consequences of the share exchange under the Internal Revenue Code of 1986, as amended (the “Code”) and North Carolina law. Completion of the share exchange is conditioned on our receipt from our independent accountants, Dixon Hughes PLLC, of a written opinion substantially to the effect described below.

This discussion is included for your general information only and does not cover, and the tax opinion will not address, special tax consequences of the share exchange to particular shareholders having special situations, or the tax consequences of the share exchange under the laws of any state other than North Carolina. Also, you should be aware that the Internal Revenue Service (“IRS”) will not be bound by the tax opinion. No assurance can be given that the IRS will not take a contrary position to that set forth in the tax opinion which could result in adverse tax consequences to you. For that reason, we urge you to consult with your own tax advisors regarding the effect of the share exchange on you personally.

For federal income tax purposes:

•	The exchange of our outstanding common stock for BankCorp’s common stock in connection with the share exchange as described in the share exchange agreement will be treated as a tax free reorganization under Section 368(a) of the Code;

•	No gain or loss will be recognized by our shareholders upon the exchange of their shares of our common stock for shares of BankCorp’s common stock in connection with the share exchange (with the exception of amounts, if any, received in exchange for fractional shares);

•	The tax basis of each share of BankCorp’s common stock received by our shareholders in connection with the share exchange will be the same as the tax basis of the shares of our common stock that they exchange for BankCorp’s shares (except in the case of fractional shares of BankCorp’s common stock, if any, for which cash is received); and

•	The holding period of the shares of BankCorp’s common stock received by our shareholders in connection with the share exchange will include the holding period of the shares of our common stock that they exchange for BankCorp’s shares, provided that our common stock is held by the shareholder as a capital asset on the date of consummation of the share exchange.

In general, cash received by holders of our common stock who exercise dissenters’ rights will be treated as amounts distributed in redemption of their shares, the federal income tax consequences of which will be governed by Section 302 of the Code. However, it is possible that Section 302 of the Code will not apply, in which case such distribution could be treated as a dividend pursuant to Section 301 of the Code. The tax consequences of the distribution, whether it is treated as a dividend or as received in exchange for stock, will vary depending upon the circumstances of the individual shareholder.

It is our understanding that, under North Carolina law, the share exchange will be treated in a manner similar to its treatment under the Code.

We urge you to consult your own tax adviser for a personal evaluation of the federal, state and local income tax consequences of the share exchange to you.

Restrictions on Resale of BankCorp Stock by Affiliates

Under federal securities laws, there are restrictions that will apply to the resale of shares of BankCorp’s common stock issued to persons who are our “affiliates” at the time the share exchange agreement is submitted to a vote of our shareholders. Those persons may not resell or transfer shares of BankCorp’s stock received by them during a period of two years following the date of consummation of the share exchange unless:

•	their offer and sale of BankCorp’s shares has been registered under the Securities Act of 1933, as amended (the “1933 Act”);

•	their offer and sale is made in compliance with Rule 145 promulgated under the 1933 Act (which permits limited sales subject to certain conditions); or

•	another exemption from registration is available.

Similar restrictions will apply to sales of any shares of BankCorp common stock held by persons who are considered to be “affiliates” of BankCorp following the share exchange. Any sale of shares by a BankCorp affiliate will require:

•	registration under the 1933 Act;

•	compliance with Rule 144 promulgated under the 1933 Act (which permits limited sales subject to certain conditions);

•	the availability of another exemption from registration.

Rule 144 is the exemption from registration used most often for resales of securities by affiliates of “reporting companies” (i.e. companies that have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”)).

Our and BankCorp’s “affiliates,” as defined by the rules promulgated under the 1933 Act, are persons or entities who or which directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, us or BankCorp. The restrictions described above are expected to apply to our and BankCorp’s directors and executive officers (and to any relative or spouse of any such person, or any relative of any such spouse, any of whom live in the same home as such person, and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest), and may apply to any of our current shareholders (or, following the share exchange, any shareholder of BankCorp) that owns an amount of stock sufficient to be considered to “control” us or BankCorp or that otherwise is an “affiliate” of ours or BankCorp. Stock transfer instructions will be given by BankCorp to its stock transfer agent with respect to BankCorp’s common stock to be issued to persons that BankCorp deems to be subject to these restrictions, and the certificates for that stock may bear an appropriate legend. Individual shareholders who may be considered to be our or BankCorp’s “affiliates” should consult with their own counsel regarding the application of these restrictions to them and the shares of BankCorp’s common stock they will receive.

This proxy statement/offering memorandum does not apply to any resales of BankCorp’s common stock received by any person in connection with the share exchange, and no person is authorized to make use of this proxy statement/offering memorandum in connection with any such resale.

RIGHTS OF DISSENTING SHAREHOLDERS

Under Article 13 of the North Carolina Business Corporation Act (“Article 13”), if you object to the share exchange you may “dissent” and become entitled to be paid the fair value of your shares of our common stock if the share exchange is completed. The following is only a summary of the rights of a dissenting shareholder. If you intend to exercise your right to dissent (your “dissenters’ rights”), there are steps you are required to take in order to perfect those rights. You should carefully review the following summary and comply with all requirements of Article 13. A copy of Article 13 is attached as Appendix B to this proxy statement/offering memorandum and is incorporated into this discussion by reference. You also should consult with your attorney. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS’ RIGHTS WILL BE FURNISHED TO YOU.

If you intend to exercise dissenters’ rights, you also should be aware that cash paid to you likely will result in your receipt of taxable income. (See ”Proposal 1: Approval of the Share Exchange Agreement – Income Tax Consequences” on page 13.)

Article 13 provides in detail the procedure you must follow if you wish to exercise and perfect dissenters’ rights. In summary, to exercise dissenters’ rights:

•	you must give to us, and we must actually receive, before the vote on the share exchange is taken at the Annual Meeting, written notice of your intent to demand payment for your shares if the share exchange is completed (a “Notice of Intent”), and,

•	you must not vote your shares for approval of the share exchange agreement at the Annual Meeting.

You do not have to vote against the share exchange agreement, or even vote at all, in order to exercise dissenters’ rights, but you may not vote in favor of the share exchange agreement, and in all cases you must give the required Notice of Intent. Your failure to satisfy these requirements will result in your not being entitled to exercise dissenters’ rights and receive payment for your shares under Article 13. Even if you vote against the share exchange agreement (either in person or by appointment of proxy), you still have to give us the required Notice of Intent before the vote is taken at the Annual Meeting in order to exercise dissenters’ rights. You should remember that, as described under the caption “Solicitation and Voting of Proxy Cards” on page 7, if you return a signed proxy card but do not provide instructions as to how your shares are to be voted, you will be considered to have voted in favor of the share exchange agreement and you will not be able to exercise dissenters’ rights. If you do not return a proxy card or otherwise vote at all, you will not be treated as waiving your dissenters’ rights.

If you intend to dissent, your Notice of Intent may be mailed or delivered to our Chief Executive Officer, Robert E. Marziano, at our corporate office at 135 Boxwood Village Drive, Mocksville, North Carolina 27028, or it may be hand delivered to him at the Annual Meeting (before voting begins). In order for a Notice of Intent sent by mail to be effective, it must actually be received by us at our address prior to the Annual Meeting. A Notice of Intent which is hand delivered must be received prior to the vote on the share exchange at the Annual Meeting.

If you deliver a Notice of Intent and the share exchange agreement is approved by our shareholders at the Annual Meeting (or at any adjournments of the meeting), then, within ten days following that approval, we will send you a written notice (a “Dissenters’ Notice”), by registered or certified mail, return receipt requested, so long as you have satisfied the requirements to exercise dissenters’ rights. The Dissenters’ Notice will:

•	state where your payment demand must be sent, and where and when your share certificates must be deposited;

•	supply a form you can use for demanding payment, and be accompanied by a copy of Article 13; and

•	specify a date by which we must receive your payment demand (which may not be fewer than 30 nor more than 60 days after the date the Dissenters’ Notice is mailed).

After receipt of the Dissenters’ Notice, you must deliver to us a written demand for payment (a “Payment Demand”) and deposit your share certificates with us by the date set forth in and in accordance with the terms and conditions of the Dissenters’ Notice. Otherwise, you will not be entitled to payment for your shares under Article 13. If you deliver a Payment Demand and deposit your share certificates as required by the Dissenters’ Notice, you will retain all other rights as a shareholder until those rights are cancelled or modified by completion of the share exchange.

As soon as the share exchange is completed, or within 30 days after receipt of your Payment Demand (whichever is later), we will pay you (provided that you have satisfied all requirements to exercise dissenters’ rights) the amount we estimate to be the fair value of your shares, plus interest accrued to the date of payment. Our payment will be accompanied by:

•	certain of our most recent available financial statements;

•	an explanation of how we estimated the fair value of your shares and how the interest was calculated;

•	a statement of your rights if you are dissatisfied with our payment; and

•	a copy of Article 13.

If the share exchange is not completed within 60 days after the date set for you to demand payment and deposit your share certificates, we must return your deposited certificates, and if the share exchange is completed later, we must send you a new Dissenters’ Notice and repeat the Payment Demand procedure described above.

If you believe that the amount we have paid you as described above is less than the fair value of your shares of our common stock or that the interest due is incorrectly calculated, or if we fail to make payment to you within 30 days after receipt of your Payment Demand, or if the share exchange is not completed and we do not return your deposited certificates within 60 days after the date set for demanding payment, then you may notify us in writing of your own estimate of the fair value of your shares of our common stock and the amount of interest due and may demand payment of your estimate (a “Further Payment Demand”). In any such event, if you fail to take any such action within 30 days after (1) the date we make payment to you for your shares (in a case where you believe our payment is less than the fair value of your shares or that interest has been incorrectly calculated), (2) the date our payment was due (in a case where we fail to make our required payment), or (3) the date by which we were required to return your stock certificates to you (in a case where the share exchange is not consummated and we fail to return your certificates), then you will be considered to have waived your right to make a Further Payment Demand as described in this paragraph and to have withdrawn your dissent and demand for payment.

If you have taken all required actions and your demand for payment remains unsettled, you may file a lawsuit with the Superior Court Division of the General Court of Justice within 60 days after the earlier of the date of our payment or the date of your Further Payment Demand (where you are dissatisfied with our payment or we have failed to make payment or to return your stock certificates). If you take no action within that 60-day period, you will be considered to have withdrawn your dissent and demand for payment. In the court proceeding described above, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value, and it has discretion to make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter made a party to the proceeding must be served with a copy of the complaint and will be entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, to exceed the amount paid by us. Court costs, appraisal, and counsel fees may be assessed by the court as it deems equitable.

Article 13 contains additional provisions and requirements that apply in the case of dissents by brokers and nominees who hold shares for others, and by beneficial owners whose shares are held in the names of other persons.

MARKET FOR OUR COMMON STOCK AND DIVIDENDS

Our common stock currently is listed for trading on The Nasdaq Capital Market under the trading symbol “BCAR.” Before December 30, 2004, our stock was quoted on the OTC Bulletin Board under the same trading symbol.

The following table lists the high and low sales prices for our common stock, and cash dividends declared per share on our common stock, for the periods indicated. Prices in the table reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. Through April 12, 2006, the last sale of our common stock reported on The Nasdaq Capital Market was at a price of $15.24 per share.

		Sales price range (1)
	Quarter	High	Low	Cash dividends declared per share (1)
2006	Second (through April 12)	$15.97	$15.01	$—
	First	16.68	15.39	0.05
2005	Fourth	17.57	14.58	0.05
	Third	15.78	12.58	0.04
	Second	14.58	12.38	0.04
	First	12.88	11.60	0.04
2004	Fourth	15.00	10.67	0.04
	Third	11.04	10.63	0.04
	Second	11.04	10.63	0.04
	First	11.08	10.21	0.04

(1)	Sales prices shown in the table prior to December 30, 2004, reflect prices quoted on the OTC Bulletin Board. Sales prices and cash dividends have been restated to reflect the effect of the six-for-five split in our common stock that we effected in the form of a 20% stock dividend on October 28, 2005.

On April 12, 2006, there were approximately 1,199 record holders of our common stock. We believe the number of beneficial owners of our common stock is greater than the number of record holders because a substantial amount of our common stock is held of record through brokerage firms in “street name.”

At the time BankCorp is incorporated, it will sell 100 shares of its common stock to our Chairman and Chief Executive Officer, Robert E. Marziano, for $1,000 solely to facilitate its initial organization. Upon completion of the share exchange:

•	BankCorp will repurchase the 100 shares held by Mr. Marziano for a price equal to his initial purchase price for the shares;

•	BankCorp will issue to our shareholders one share of its common stock in exchange for each of their shares of our common stock; and

•	our shareholders will become the shareholders of BankCorp and own the same relative percentages of BankCorp’s outstanding shares that they owned of our stock (except for changes in percentages resulting from any shareholder’s exercise of dissenters’ rights), and the shares of BankCorp’s common stock issued to our shareholders in the share exchange will be its only outstanding shares.

BankCorp has not yet been incorporated and currently has no outstanding shares, and there currently is no trading market for BankCorp’s common stock. We will apply on behalf of BankCorp for its common stock to be listed for trading on The Nasdaq Capital Market effective upon completion of the share exchange, and completion of the share exchange is conditioned on the approval of that listing application. While we expect BankCorp’s application to be approved, there is no assurance that the trading market for BankCorp’s common stock following the share exchange will differ materially from, or be more active than, the current market for our common stock.

Under North Carolina law we may only pay cash dividends from our undivided profits. Also, North Carolina law provides that, during any period in which a bank’s surplus is less than 50% of its paid-in capital stock, the bank may not declare any dividend until it has transferred from undivided profits to surplus 25% of its undivided profits or any lesser percentage necessary to raise surplus to an amount equal to 50% of paid-in capital stock. Except as described above, our board may declare a cash dividend of so much of our undivided profits as it considers appropriate, and the holders of our common stock are entitled to dividends when and if declared by our board of directors from funds legally available, whether in cash or in stock. In the future, any declaration and payment of cash dividends will be subject to our board of directors’ evaluation of our operating results, capital levels, financial condition, future growth plans, general business and economic conditions, and other relevant considerations. Also, our payment of cash dividends in the future will be subject to other legal and regulatory considerations (including the requirement that our capital be maintained at minimum levels) and will be subject to ongoing review by our banking regulators.

After completion of the share exchange, our shareholders will be shareholders of BankCorp and any dividends they receive will be dividends paid on BankCorp’s common stock. We expect that BankCorp’s sole source of funds for any payment of dividends on its common stock in the future, as well as its payment of any separate obligations it owes, will be dividends it receives from us (as our sole shareholder) on our common stock that it will hold. Therefore, BankCorp’s ability to pay dividends will be subject to our ability to pay dividends, and our declaration and payment of dividends to BankCorp will depend on the same factors described above that currently affect us.

In the future, BankCorp’s ability to pay dividends also will be subject to its own separate factors, including its earnings and financial condition, capital requirements, debt service requirements, and regulatory restrictions applicable to bank holding companies. (See “Description of Common Stock – Differences in BankCorp’s Common Stock and Our Common Stock” on page 33.) Additionally, if, in the future, BankCorp issues trust preferred securities, or borrows funds, in order to increase our capital, it would be required to make required distributions on those securities or payments on those debt obligations before it could pay dividends to its shareholders. Covenants contained in any agreement between BankCorp and a lender in connection with any borrowings undertaken by BankCorp could restrict or condition the payment of cash dividends by BankCorp based on various other financial considerations or factors.

If the share exchange is completed, we currently believe that BankCorp will pay cash dividends that are substantially the same as the dividends recently paid by us. However, in the future, losses, lack of profitability or other factors could result in our inability to pay dividends to BankCorp, or its inability to pay dividends to you. Also, if BankCorp were to become unable to make required distributions or payments on any obligations it incurs, BankCorp could default on those obligations, in which case its lenders or other creditors would have the remedies provided to them under their agreements with BankCorp, including the right to sell or otherwise liquidate any collateral pledged by BankCorp as security for repayment of its obligations (including the shares of our common stock owned by BankCorp in the event that those shares were to be pledged by BankCorp to secure any borrowing).

CAPITALIZATION

The following table describes our capitalization at December 31, 2005, and BankCorp’s unaudited pro forma consolidated capitalization on the same date as if the share exchange had been completed on that date (with none of our shareholders exercising dissenters’ rights).

	December 31, 2005
	Bank of the Carolinas (actual)	Bank of the Carolinas Corporation (actual) (3)	Bank of the Carolinas Corporation (pro forma consolidated) (4)
	(Unaudited)
Stockholders’ equity:

Common stock:

$5.00 par value; 5,000,000 shares authorized; 3,825,192 shares issued (1)	$19,125,960	—	—

$5.00 par value; 5,000,000 shares authorized; 100 shares issued (1)	—	$500	—

$5.00 par value; 5,000,000 shares authorized; 3,825,192 shares issued (1)	—	—	$19,125,960

Surplus	11,419,180	500	11,419,180

Retained earnings (2)	4,583,193	—	4,583,193

Accumulated other comprehensive loss	(476,837)	—	(476,837)

Total stockholders’ equity	$34,651,496	$1,000	$34,651,496

(1)	Does not reflect the proposed amendment to our charter to increase the number of authorized shares of our common stock. If the proposed charter amendment is approved by our shareholders at the Annual Meeting, our authorized common stock will be increased from 5,000,000 shares to 15,000,000 shares and BankCorp will be incorporated with 15,000,000 authorized shares rather than 5,000,000 shares. (See “Proposal 4: Approval of Charter Amendment to Increase Authorized Common Stock” on page 47.)
(2)	The amount of retained earnings does not include our earnings since December 31, 2005.
(3)	BankCorp has not yet been incorporated. This column assumes that BankCorp was incorporated with $1,000 in total initial capital on December 31, 2005.
(4)	This column assumes that the share exchange had already become effective on December 31, 2005, and reflects BankCorp’s repurchase, upon completion of the share exchange, of its 100 outstanding shares for their original aggregate $1,000 purchase price. (See “Bank of the Carolinas Corporation – Initial Shareholder” on page 21.) It does not reflect the payment of expenses of the share exchange by us. (See “Proposal 1: Approval of the Share Exchange Agreement – Expenses of the Share Exchange” on page 13.)

BANK OF THE CAROLINAS CORPORATION

General

BankCorp is a proposed North Carolina business corporation that we are organizing at the direction of our board of directors for the purpose of serving as our parent holding company. Its principal office will be the same as our principal office and will be located at 135 Boxwood Village Drive, Mocksville, North Carolina 27028, and its telephone number will be (336) 751-5755. A copy of BankCorp’s Articles of Incorporation that we will file to complete its incorporation are attached as Appendix C to this proxy statement/offering memorandum.

BankCorp has not yet been incorporated. We expect that to occur after the Annual Meeting. After it is incorporated, BankCorp will not own any properties or have any assets other than the proceeds from its sale of 100 shares of its common stock for an aggregate price of $1,000 (see “– Initial Shareholder” below) and, prior to completion of the share exchange, BankCorp will not conduct any business except for activities related to its organization and the share exchange. Therefore, BankCorp has no financial information or results of operations to report. Following completion of the share exchange, we expect that BankCorp’s only business activity will be owning all outstanding shares of our common stock and promoting and engaging in activities related to our banking business, and it will not own or lease any properties. However, while it currently does not have any plans to do so, in the future BankCorp may acquire other financial institutions or their holding companies or engage in other business activities (directly or through other subsidiary corporations) that are permissible for bank holding companies.

When the share exchange is completed, BankCorp will issue one new share of its common stock in exchange for each outstanding share of our common stock, and BankCorp will become our sole shareholder and parent bank holding company. We will become BankCorp’s wholly-owned bank subsidiary and will continue to operate under the name “Bank of the Carolinas” and to conduct our banking operations and business without any interruption.

Initial Shareholder

At the time BankCorp is incorporated, our Chairman and Chief Executive Officer, Robert E. Marziano, will purchase 100 shares of BankCorp’s common stock for an aggregate purchase price of $1,000. Those 100 shares will be the only outstanding shares of BankCorp stock and will be issued solely to facilitate BankCorp’s initial organization. Upon completion of the share exchange, BankCorp will repurchase those 100 shares for $1,000, those shares will be cancelled, and our present shareholders will receive shares of BankCorp’s common stock in exchange for their shares of our common stock and become shareholders of BankCorp holding the same numbers of shares and proportionate interests as their current ownership interests in us (except for changes in relative percentages resulting from the exercise of dissenters’ rights).

Directors

We intend for BankCorp’s bylaws to be substantially the same as ours. The bylaws will:

•	provide for a board of directors composed of not less than five nor more than 18 members;

•	authorize BankCorp’s board of directors to set and change the number of directors from time to time within those limits; and

•	provide that directors are to be elected to one-year terms.

Our 14 current directors will be elected to serve as directors of BankCorp until its first meeting of shareholders at which its directors are elected (which is expected to occur during May 2007). The table on page 38 under the heading “Proposal 2: Election of Directors” contains information about our current directors who also will serve as BankCorp’s directors.

Other persons may be appointed or nominated for election as directors of BankCorp from time to time in the future. However, we currently have no plans to name any additional directors prior to or after completion of the share exchange.

BankCorp’s bylaws will provide that persons may be nominated for election as directors by the board of directors or by a committee duly appointed by the board of directors, or, subject to certain conditions, by any shareholder of record entitled to vote in the election of directors at the meeting at which directors will be elected. For nominations other than those made by the board of directors or a committee of the board to be eligible for consideration at a meeting of BankCorp’s shareholders, they must be submitted in writing to BankCorp’s Corporate Secretary not later than the close of business on the tenth business day following the date on which notice of the meeting is first given by BankCorp to shareholders.

The required notice of a nomination must include: (1) the name and address of the shareholder who intends to make the nomination and of the person to be nominated; (2) a representation that the shareholder is a holder of record of shares of BankCorp’s common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) a representation that the nominee satisfies all qualifications provided by BankCorp’s Bylaws or by applicable statute or regulation to serve as a director, and (5) the written consent of the nominee to serve as a director if elected. The shareholder also shall provide such other information regarding the nominee as BankCorp reasonably requests and which can be obtained by the shareholder, including information of a type that would be required to be included in a proxy statement filed pursuant to the proxy rules under the Securities Exchange Act of 1934 if the nominee had been nominated by the board of directors. Only persons who are nominated in the manner described in BankCorp’s Bylaws will be eligible to be elected as directors at meetings of BankCorp’s shareholders, and the Chairman of a meeting of BankCorp’s shareholders may refuse to acknowledge a nomination that is not made in compliance with the procedures set out in the Bylaws.

BankCorp’s Articles of Incorporation will contain a provision (which is substantially the same as a similar provision contained in our Articles of Incorporation) to the effect that, to the fullest extent permitted by North Carolina law, BankCorp’s directors may not be held personally liable to BankCorp or any of its shareholders or otherwise for monetary damages for breach of any of their duties as directors.

Officers

Since BankCorp will not conduct any business activities other than those related to our business, it will have a minimal number of officers and no salaried employees. BankCorp’s initial officers will consist of the following individuals who also serve as our officers.

Name	Position
Robert E. Marziano	President and Chief Executive Officer
Eric E. Rhodes	Vice President and Chief Financial Officer
Joy L. Chaffin	Corporate Secretary

In the future, for administrative reasons, or if BankCorp were to begin to engage in other business activities, other persons may be elected as officers of BankCorp from time to time. However, we currently have no plans to name any additional officers prior to or after completion of the share exchange. Information about our current executive officers who will serve as initial officers of BankCorp appears on page 43 under the heading “Executive Officers.”

Compensation of Directors and Officers

BankCorp’s directors will be the same as our directors and will continue to receive their normal compensation from us for their services as our directors. There currently are no plans for BankCorp to pay any separate compensation to its directors although, in the future, BankCorp could pay additional or separate fees to its directors if its business results in additional demands on their time or if it were to have directors who do not serve as our directors. Likewise, BankCorp’s officers will not be separately compensated for their service as such, but they will continue to receive their normal compensation and benefits from us for their services as our officers and employees.

Information and Reports

We currently are subject to the informational requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934 Act, as amended (the “1934 Act”), and, in accordance with rules under those Sections, we file annual, quarterly and special reports, proxy statements and other information with the FDIC. Copies of the reports we file are on file with the FDIC and are available for inspection at the offices of the FDIC’s Accounting and Securities Disclosure Section located at Room F-6043, 550 17th Street, N.W., Washington, DC 20429. You also may obtain copies of our reports by calling the FDIC’s Accounting and Securities Disclosure Section at (202) 898-8913, by facsimile at (202) 898-8505, or by email at mfields@fdic.gov. (See “Other Available Information - Annual Report on Form 10-KSB and FDIC Annual Disclosure Statement” on page 51.)

Upon completion of the share exchange, BankCorp will file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) to report completion of the share exchange and to become a reporting company under the 1934 Act as a “successor registrant” to us, and it will begin filing annual, quarterly and special reports, proxy statements and other information with the SEC. Following the share exchange, we no longer will be required to file reports under the 1934 Act.

Following the share exchange, reports, proxy statements and other information filed by BankCorp with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a Web site (www.sec.gov) that will contain reports, proxy statements and other information that BankCorp files electronically with the SEC.

SUPERVISION AND REGULATION

Our and BankCorp’s business and operations are, and following the share exchange will be, subject to extensive federal and state governmental regulation and supervision. The following paragraphs summarize some of the significant statutes and regulations that affect us and BankCorp, but they are not a complete discussion of all the laws that affect our business. Each paragraph is qualified in its entirety by reference to the particular statutory or regulatory provision or proposal being described.

General

Regulation of Bank Holding Companies. Upon completion of the share exchange, BankCorp will be a bank holding company registered with the Federal Reserve Board (the “FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). It will be subject to supervision and examination by, and the regulations and reporting requirements of, the FRB.

Under the BHCA, a bank holding company’s activities are limited to banking, managing or controlling banks, or engaging in any other activities which the FRB determines to be closely related, and a proper incident, to banking or managing or controlling banks. Bank holding companies may elect to be regulated as “financial holding companies” if all their financial institution subsidiaries are and remain well capitalized and well managed as described in the FRB’s regulations and have a satisfactory record of compliance with the Community Reinvestment Act. In addition to the activities that are permissible for bank holding companies, financial holding companies are permitted to engage in additional activities that are determined by the FRB, in consultation with the Secretary of the Treasury, to be financial in nature or incidental to a financial activity, or that are complementary to a financial activity and do not pose a substantial risk to the safety and soundness of depository institutions, or the financial system generally, as determined by the FRB.

The BHCA prohibits bank or financial holding companies from acquiring direct or indirect control of more than 5.0% of the outstanding voting stock, or substantially all of the assets, of any financial institution, or merging or consolidating with another bank or financial holding company or savings bank holding company, without prior approval of or, under specified circumstances, notice to, the FRB. Additionally, the BHCA generally prohibits bank or financial holding companies from acquiring ownership or control of more than 5.0% of the outstanding voting stock of any company that engages in an activity other than one that is a permissible activity for the holding company.

There are a number of obligations and restrictions imposed by law on a bank holding company and its insured bank subsidiaries that are designed to minimize potential loss to depositors and the FDIC insurance funds. For example, if a bank holding company’s insured bank subsidiary becomes “undercapitalized,” the bank holding company is required to guarantee (subject to certain limits) the subsidiary’s compliance with the terms of any capital restoration plan filed with its federal banking agency. A bank holding company is required to serve as a source of financial strength to its bank subsidiaries and to commit resources to support those banks in circumstances where, absent such a policy, it otherwise might not do so. Under the BHCA, the FRB may require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary if the FRB determines that the activity or control constitutes a serious risk to the financial soundness and stability of a bank subsidiary of the bank holding company.

Regulation of Banks. We are an insured, state-chartered bank. Our deposits are insured by the FDIC’s Bank Insurance Fund (the “BIF”), and we are subject to supervision and examination by, and the regulations and reporting requirements of, the FDIC and the North Carolina Commissioner of Banks. The FDIC and the Commissioner are our primary federal and state banking regulators. We are not a member of the Federal Reserve System.

As an insured bank, we are prohibited from engaging as principal in any activity that is not permitted for national banks unless (1) the FDIC determines that the activity or investment would not pose a significant risk to the BIF, and (2) we are, and we continue to be, in compliance with the capital standards that apply to us. We also are prohibited from directly acquiring or retaining any equity investment of a type or in an amount that is not permitted for national banks.

The FDIC and the Commissioner regulate all areas of our business, including our reserves, loans, mergers, payment of dividends, and other aspects of our operations. They conduct regular examinations of us, and we must furnish them with periodic reports containing detailed financial and other information regarding our affairs. The FDIC and Commissioner have broad powers to enforce laws and regulations that apply to us and to require corrective action of conditions that affect our safety and soundness. Among others, these powers include issuing cease and desist orders, imposing civil penalties, removing officers and directors, and the ability otherwise to intervene in our operation and management if our examinations and reports reflect the need to do so.

Our business also is influenced by prevailing economic conditions and governmental policies, both foreign and domestic, and by the monetary and fiscal policies of the FRB. Although we are not a member bank of the Federal Reserve System, the FRB’s actions and policy directives determine to a significant degree the cost and availability of funds we obtain from money market sources for lending and investing. These actions and policy directives also influence, directly and indirectly, the rates of interest we pay on our time and savings deposits and the rates we charge on loans.

Powers of the FDIC in Connection with the Insolvency of an Insured Depository Institution

Under the Federal Deposit Insurance Act (the “FDIA”), if any insured depository institution becomes insolvent and the FDIC is appointed as its conservator or receiver, the FDIC may disaffirm or repudiate any contract or lease to which the institution is a party which it determines to be burdensome, and the disaffirmance or repudiation of which is determined to promote the orderly administration of the institution’s affairs. The disaffirmance or repudiation of any of our obligations would result in a claim of the holder of that obligation against the conservatorship or receivership. The amount paid on that claim would depend upon, among other factors, the amount of conservatorship or receivership assets available for the payment of unsecured claims and the priority of the claim relative to the priority of other unsecured creditors and depositors.

In its resolution of the problems of an insured depository institution in default or in danger of default, the FDIC generally is required to satisfy its obligations to insured depositors at the least possible cost to the deposit insurance funds. In addition, the FDIC may not take any action that would have the effect of increasing the losses to the deposit insurance funds by protecting depositors for more than the insured portion of deposits (generally $100,000 per depositor) or creditors other than depositors. The FDIA authorizes the FDIC to settle all uninsured and unsecured claims in the insolvency of an insured bank by making a final settlement payment after the declaration of insolvency as full payment and disposition of the FDIC’s obligations to claimants. The rate of the final settlement payments will be a percentage rate determined by the FDIC reflecting an average of the FDIC’s receivership recovery experience.

Gramm-Leach-Bliley Act

The federal Gramm-Leach-Bliley Act enacted in 1999 (the “GLB Act”) dramatically changed various federal laws governing the banking, securities and insurance industries. The Act permits bank holding companies to become “financial holding companies” and, in general (1) expanded opportunities to affiliate with securities firms and insurance companies; (2) overrode state laws that would prohibit certain banking and insurance affiliations; (3) expanded the activities in which banks and bank holding companies may participate; (4) required that banks and bank holding companies engage in some activities only through affiliates owned or managed in accordance with certain requirements; and (5) reorganized responsibility among various federal regulators for oversight of certain securities activities conducted by banks and bank holding companies.

The GLB Act expanded opportunities for banks and bank holding companies to provide services and engage in other revenue-generating activities that previously were prohibited to them. However, while this expanded authority permits us to engage in additional activities, it also may present us with new challenges as our larger competitors expand their products and services into areas that are not feasible for smaller, community oriented financial institutions.

Payment of Dividends

Under North Carolina law, we may pay dividends only from our undivided profits. However, if our surplus is less than 50% of our paid-in capital stock, our directors may not declare any cash dividend until we have transferred from undivided profits to surplus 25% of our undivided profits or any lesser percentage necessary to raise our surplus to an amount equal to 50% of our paid-in capital stock.

In addition to these restrictions, other state and federal statutory and regulatory restrictions apply to our payment of cash dividends on our common stock. As an insured depository institution, federal law prohibits us from making any capital distributions, including payment of a cash dividend, if we are “undercapitalized” (as that term is defined in the Federal Deposit Insurance Act), or would become undercapitalized after making the distribution. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level also would be an unsafe and unsound banking practice. (See “– Prompt Corrective Action” on page 27.) The FDIC has issued policy statements that provide that insured banks generally should pay dividends only from their current operating earnings, and, under the FDIA, no dividend may be paid by an insured bank while it is in default on any assessment due the FDIC. If the FDIC believes that we are engaged in, or about to engage in, an unsafe or unsound practice, the FDIC may require, after notice and hearing, that we cease and desist from that practice. Our payment of dividends also could be affected or limited by other factors, such as events or circumstances which lead the FDIC to require (as further described below) that we maintain capital in excess of regulatory guidelines. In the future, our ability to declare and pay cash dividends will be subject to these regulatory restrictions, as well as our board of directors’ evaluation of our operating results, capital levels, financial condition, future growth plans, general business and economic conditions, and other relevant considerations.

BankCorp will be authorized to pay dividends such as are declared by its board of directors, provided that no such distribution results in its insolvency on a going concern or balance sheet basis. However, after completion of the share exchange, we expect that BankCorp’s sole source of funds for any payment of dividends on its common stock will be dividends it receives from us (as our sole shareholder) on our common stock that it will hold. Therefore, BankCorp’s ability to pay dividends will be subject to our ability to pay dividends, and our declaration and payment of dividends to BankCorp will continue to depend on the same factors described above that currently affect us.

Capital Adequacy

We are required to comply with capital adequacy standards established by the FDIC. The FDIC has issued risk-based capital and leverage capital guidelines for measuring the adequacy of a bank’s capital, and all applicable capital standards must be satisfied for us to be considered in compliance with the FDIC’s requirements. The FRB has similar capital guidelines that apply to bank holding companies.

Under the FDIC’s risk-based capital measure, the minimum ratio (“Total Capital Ratio”) of a bank’s total capital (“Total Capital”) to its risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of “Tier 1 Capital,” which includes a bank’s common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and various other intangible assets. The remainder of Total Capital (“Tier 2 Capital”) may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves.

Under the FDIC’s leverage capital measure, the minimum ratio (“Leverage Capital Ratio”) of Tier 1 Capital to average assets, less goodwill and various other intangible assets, generally is 3.0% for banks that meet specified criteria, including having the highest regulatory rating. All other banks generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimum. However, during their first three years of operations, newly organized banks are expected to maintain Leverage Capital Ratios of at least 8.0%. The FDIC’s guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets, and banking regulators also will consider a bank’s “Tangible Leverage Ratio” (determined by deducting all intangible assets) and other indicators of a bank’s capital strength in evaluating proposals for expansion or new activities.

The FDIC also considers a bank’s interest rate risk (arising when the interest rate sensitivity of a bank’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in evaluating capital adequacy. The FDIC’s methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against their exposure to losses resulting from that risk.

Our capital category is determined solely for the purpose of applying the FDIC’s “prompt corrective action” rules described below, and it is not necessarily an accurate representation of our overall financial condition or prospects for other purposes. A failure to meet the FDIC’s capital guidelines could subject us to a variety of FDIC enforcement remedies, including issuance of a capital directive, termination of deposit insurance, prohibition on taking brokered deposits, and other restrictions on our business. The FDIC also can impose other substantial restrictions on banks that fail to meet applicable capital requirements. (See “– Prompt Corrective Action” below.)

Prompt Corrective Action

Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized banks. Under this system, the FDIC has established five capital categories (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized”), and it is required to take various mandatory supervisory actions, and is authorized to take other discretionary actions, with respect to banks in the three undercapitalized categories. The severity of supervisory action will depend upon the capital category in which a bank is placed. Generally, subject to a narrow exception, current federal law requires the FDIC to appoint a receiver or conservator for a bank that is critically undercapitalized.

Under the FDIC’s prompt corrective action rules, a bank that (1) has a Total Capital Ratio of 10.0% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater, and (2) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the FDIC is considered “well capitalized.” A bank that has a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater, is considered “adequately capitalized.” A bank that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0%, is considered “undercapitalized.” A bank that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0%, is considered “significantly undercapitalized,” and bank is considered “critically undercapitalized” if its ratio of tangible equity capital to assets is 2.0% or less. For purposes of these rules, the term “tangible equity” includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards (see “– Capital Adequacy” on page 26), plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets (with various exceptions). A bank may be considered to be in a lower capitalization category than indicated by its actual capital position if it receives an unsatisfactory examination rating.

If a bank becomes “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” under these rules, it is required to submit an acceptable capital restoration plan to the FDIC. An “undercapitalized” bank also is generally prohibited from increasing its average total assets, making acquisitions, establishing new branches, or engaging in new lines of business, other than in accordance with an accepted capital restoration plan or with the approval of the FDIC. The FDIC also may treat any “undercapitalized” bank as being “significantly undercapitalized” if it determines that is necessary to carry out the purpose of the law. As of December 31, 2006, our capital ratios were at levels to qualify us as “well capitalized.”

Reserve Requirements

Under the FRB’s regulations, we must maintain average daily reserves against our transaction accounts. We are not required to maintain reserves on the first $7.8 million of transaction accounts, but must maintain reserves equal to 3.0% on the aggregate balances of those accounts between $7.8 million and $48.3 million, and reserves equal to 10.0% on aggregate balances in excess of $48.3 million. The FRB may adjust these percentages. Because our reserves are required to be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank or a correspondent bank, one effect of the reserve requirement is to reduce the amount of our interest-earning assets.

FDIC Insurance Assessments

The FDIC uses a risk-based assessment system that takes into account the risks attributable to different categories and concentrations of assets and liabilities in calculating deposit insurance assessments to be paid by insured banks. The risk-based assessment system categorizes banks as “well capitalized,” “adequately capitalized,” or “undercapitalized.” These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” for prompt corrective action purposes. The FDIC also assigns banks to one of three supervisory subgroups within each capital group. The particular subgroup to which a bank is assigned is based on FDIC a supervisory evaluation by the bank’s primary federal banking regulator and other information the FDIC determines to be relevant to the bank’s financial condition and the risk posed to the deposit insurance funds (which, in our case, may include information provided by the Commissioner). A different assessment rate (ranging from zero to 27 basis points) is determined based on a bank’s capital category and supervisory subgroup. If our capital classification were to drop to “adequately capitalized,” our assessment rate would increase until we restored and maintained our capital at a “well capitalized” level. A higher assessment rate would result in an increase in the assessments we pay the FDIC for deposit insurance.

Under the FDIA, the FDIC may terminate our deposit insurance if it finds that we have engaged in unsafe and unsound practices, are in an unsafe or unsound condition to continue operations, or have violated applicable laws, regulations, rules, or orders.

The FDIC is responsible for maintaining the adequacy of the federal deposit insurance funds, and the amount we pay for deposit insurance is influenced not only by our capital category and supervisory subgroup but also by the adequacy of the insurance funds at any time to cover the risk posed by all insured institutions. FDIC insurance assessments could be increased substantially in the future if the FDIC finds such an increase to be necessary in order to adequately maintain the insurance funds.

Federal Deposit Insurance Reform

The Federal Deposit Insurance Reform Act of 2005 (“FDIRA”), which will be implemented through rules the FDIC is required to adopt November 5, 2006, changes the federal deposit insurance system by:

•	raising the coverage level for retirement accounts to $250,000;

•	indexing deposit insurance coverage levels for inflation beginning in 2012;

•	prohibiting undercapitalized financial institutions from accepting employee benefit plan deposits;

•	merging the Bank Insurance Fund and Savings Association Insurance Fund into a new Deposit Insurance Fund (the “DIF”); and

•	providing credits to financial institutions that capitalized the FDIC prior to 1996 to offset future assessment premiums.

FDIRA also authorizes the FDIC to revise the current risk-based assessment system, subject to notice and comments, and caps the amount of the DIF at 1.50% of domestic deposits. The FDIC must issue cash dividends, awarded on a historical basis, for the amount of the DIF over the 1.50% ratio. Additionally, if the DIF exceeds 1.35% of domestic deposits at year-end, the FDIC must issue cash dividends, awarded on a historical basis, for half of the amount of the excess.

Community Reinvestment

Under the Community Reinvestment Act (the “CRA”), as implemented by FDIC regulations, banks have a continuing and affirmative obligation, consistent with their safe and sound operation, to help meet the credit needs of the communities they serve, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs, and does not limit a bank’s discretion to develop, consistent with the CRA, the types of products and services that it believes are best suited to its particular communities. However, in connection with their examinations of insured banks, the federal banking regulators are required to assess the banks’ records of meeting the credit needs of their communities, using the ratings of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance,” and to take that record into account in its evaluation of various applications by those banks. All banks are required to publicly disclose their CRA performance ratings.

Interstate Banking and Branching

The BHCA, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Law”), generally permits adequately capitalized and managed bank holding companies to acquire control of the assets of other banks, including branches, in any state. Acquisitions are subject to antitrust provisions that cap at 10.0% the portion of the total deposits of insured depository institutions in the United States that a single bank holding company may control, and generally cap at 30.0% the portion of the total deposits of insured depository institutions in a state that a single bank holding company may control. Under certain circumstances, states have the authority to increase or decrease the 30.0% cap, and states may set minimum age requirements of up to five years on target banks within their borders.

Subject to certain conditions, the Interstate Banking Law also permits interstate branching by allowing a bank in one state to merge with a bank located in a different state. Each state was allowed to accelerate the effective date for interstate mergers by adopting a law authorizing such transactions prior to June 1, 1997, or it could “opt out” and thereby prohibit interstate branching by enacting legislation to that effect prior to that date. The Interstate Banking Law also permits banks to establish branches in other states by opening new branches or acquiring existing branches of other banks, provided the laws of those other states specifically permit that form of interstate branching. North Carolina has adopted statutes which, subject to certain conditions, authorize out-of-state bank holding companies and banks to acquire or merge with North Carolina banks and to establish or acquire branches in North Carolina.

Restrictions on Transactions with Affiliates

We are subject to the provisions of Sections 23A and 23B of the Federal Reserve Act which restrict our ability to enter into certain types of transactions with our “affiliates.” Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to, or investment in, its affiliates;

•	assets (other than exempt real and personal property) a bank may purchase from affiliates FRB;

•	the amount of loans or extensions of credit by a bank to third parties which are collateralized by the securities or obligations of the bank’s affiliates; and

•	a bank’s guarantee, acceptance, or letter of credit issued on behalf of one of its affiliates.

The total amount of these transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each transaction also must meet specified collateral requirements. We also must comply with other provisions designed to avoid purchasing low-quality assets from an affiliate.

We also are subject to Section 23B of the Federal Reserve Act which, among other things, prohibits a bank or its subsidiaries generally from engaging in transactions with affiliates unless those transactions are on terms substantially the same, or at least as favorable to the bank or its subsidiaries, as would apply in comparable transactions with nonaffiliated companies.

Following the share exchange, BankCorp will be our affiliate, and any transactions between us and BankCorp or any other subsidiary of BankCorp will be subject to Sections 23A and 23B.

Federal law also places restrictions on a bank’s ability to extend credit to its executive officers, directors, principal shareholders, and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as would apply in comparable transactions with unrelated third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

USA Patriot Act of 2001

The USA Patriot Act of 2001 is intended to strengthen the ability of U.S. law enforcement agencies and the intelligence community to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including standards for verifying customer identification when accounts are opened, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is sweeping federal legislation that addressing accounting, corporate governance and financial disclosure issues. The Act imposes significant requirements on all public companies. Some of the provisions of the Act became effective immediately, while others are still being implemented.

In general, the Act mandated important new corporate governance and financial reporting requirements intended to enhance the accuracy and transparency of public companies’ reported financial results. It established new responsibilities for corporate chief executive officers, chief financial officers, and audit committees in the financial reporting process, and it created a new regulatory body to oversee auditors of public companies. It backed these requirements with new SEC enforcement tools, increased criminal penalties for federal mail, wire, and securities fraud, and created new criminal penalties for document and record destruction in connection with federal investigations. It also increased the opportunity for more private litigation by lengthening the statute of limitations for securities fraud claims and providing new federal corporate whistleblower protection.

The Act also required the various securities exchanges, including The Nasdaq Stock Market, to prohibit the listing of a company’s stock unless that company complies with new requirements imposed by the exchanges, including the requirement that various corporate matters (including executive compensation and board nominations) be approved, or recommended for approval, by the company’s full board of directors, by directors of the company who are “independent” as defined by the exchanges’ rules, or by committees made up of “independent” directors.

BankCorp’s common stock will be registered under the Securities Exchange Act of 1934, and it is expected to be listed for trading on The Nasdaq Capital Market, so BankCorp will be subject to the requirements of the Sarbanes-Oxley Act and the listing requirements of The Nasdaq Stock Market to the same extent that we are currently.

The economic and operational effects of the Sarbanes-Oxley Act on public companies, including us, have been and will continue to be significant in terms of the time, resources and costs associated with compliance. Because the Act, for the most part, applies equally to larger and smaller public companies, we have been, and, as our parent holding company, BankCorp will continue to be, presented with additional challenges as a smaller, community-oriented financial institution seeking to compete with larger financial institutions.

DESCRIPTION OF COMMON STOCK

Common Stock of BankCorp

Authorized and Outstanding Capital Stock. When it is incorporated, BankCorp’s Articles of Incorporation will authorize it to issue the same number of shares of common stock, $5.00 par value per share, that we are authorized to issue. We currently are authorized to issue 5,000,000 shares of common stock, but a proposal will be voted on by our shareholders at the Annual Meeting to amend our Articles of Incorporation to increase our number of authorized shares to 15,000,000. (See Proposal 4: Approval of Charter Amendment to Increase Authorized Common Stock” on page 47.) If that amendment is approved by our shareholders, BankCorp’s Articles of Incorporation will provide for 15,000,000 authorized shares of common stock

BankCorp has not yet been incorporated and has not issued any common stock. In connection with its organization, BankCorp will issue 100 shares to our Chairman and Chief Executive Officer, Robert E. Marziano solely to facilitate its organization. Those shares will be repurchased and cancelled when the share exchange is completed. In connection with the share exchange, BankCorp will issue one share of its common stock in exchange for each outstanding share of our common stock (other than shares of our stock held by shareholders who exercise their dissenters’ rights). Therefore, following completion of the share exchange, the number of BankCorp’s outstanding shares will be the same as the total number of outstanding shares of our stock immediately prior to the share exchange (less the number of shares of BankCorp’s stock, if any, which are not issued as the result of the exercise of dissenters’ rights by our shareholders), and the shares BankCorp issues in the share exchange will be its only outstanding shares.

Just as currently is the case with shares of our common stock, shares of BankCorp’s common stock issued to our shareholders in the share exchange will represent equity interests in BankCorp. They will not be bank deposit or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency or by BankCorp or us, and they will be subject to investment risk, including the risk of loss of principal and/or value.

Voting Rights. Except as described below, the holders of BankCorp’s common stock will be entitled to one vote per share held of record on all matters submitted to a vote of shareholders. Shareholders will not be able to vote cumulatively in the election of BankCorp’s directors.

The North Carolina Control Share Acquisition Act, in general, provides that shares of voting stock of a corporation (to which the Act applies) acquired in a “control share acquisition” (“Control Shares”) will have no voting rights unless those rights are granted by resolution adopted by the holders of at least a majority of the outstanding shares of the corporation entitled to vote in the election of directors, excluding shares held by the person who has acquired or proposes to acquire the Control Shares and excluding shares held by any officer or director who is also an employee of the corporation. “Control Shares” are defined as shares of a corporation that are acquired by any person and which, when added to any other shares already owned by that person, would entitle that person (except for the application of the Act) to voting power in the election of directors equal to or greater than (1) one-fifth of all voting power, (2) one-third of all voting power, or (3) a majority of all voting power. “Control share acquisition” means the acquisition by any person of beneficial ownership of Control Shares with certain exceptions, including an acquisition pursuant to certain agreements of merger or consolidation to which the corporation is a party, and purchases of shares directly from the corporation. The Control Share Acquisition Act currently applies to us, and it will apply to BankCorp following the share exchange.

Charter Amendments. With certain exceptions, an amendment to BankCorp’s Articles of Incorporation, including a provision to increase the authorized capital stock of BankCorp, may be effected if the amendment is recommended to BankCorp’s shareholders by the board of directors and if the votes cast by shareholders in favor of the amendment exceed the votes cast against it.

Merger, Share Exchange, Sale of Assets, and Dissolution. In general, North Carolina law requires that any merger, share exchange, voluntary liquidation, or transfer of substantially all the assets (other than in the ordinary course of business) of BankCorp be recommended to shareholders by BankCorp’s board of directors and be approved by the affirmative vote of at least a majority of all outstanding shares of BankCorp’s stock.

The North Carolina Shareholder Protection Act requires the affirmative vote of the holders of 95% of the outstanding shares of common stock (excluding shares owned by an “interested shareholder”) of a corporation (to which the Act applies) to approve certain business combinations between that corporation and an entity which owns more than 10% of the voting shares of the corporation. The Shareholder Protection Act currently applies to us, and it will apply to BankCorp following the share exchange.

Dividends. Holders of BankCorp’s common stock will be entitled to dividends when, as and if declared by BankCorp’s board of directors from funds legally available, whether in cash or in stock. (See “Market for our Common Stock and Dividends” on page 18 and “– Differences in BankCorp’s Common Stock and Our Common Stock” on page 33.)

Miscellaneous. Under North Carolina law, if BankCorp is dissolved or liquidated, holders of BankCorp’s stock will be entitled to participate ratably in the distribution of assets legally available for distribution to shareholders after payment of BankCorp’s debts. As is the case with our shareholders, BankCorp’s shareholders will not have preemptive rights to acquire other or additional shares which might be issued by BankCorp in the future, and they will not have any redemption, sinking fund or conversion rights.

First-Citizens Bank & Trust Company, Raleigh, North Carolina, currently acts as registrar and transfer agent for our common stock, and it will act in the same capacity with respect to BankCorp’s common stock following the share exchange.

Charter and Bylaw Provisions Having Potential Anti-Takeover Effects

General. The following paragraphs summarize certain provisions of BankCorp’s proposed Articles of Incorporation and Bylaws that may have the effect, or be used as a means, of delaying or preventing attempts to acquire or take control of BankCorp that are not first approved by BankCorp’s board of directors, even if those proposed takeovers are favored by BankCorp’s shareholders. Each of these provisions is identical to provisions currently contained in our Articles of Incorporation and Bylaws.

Bylaw Amendments. Subject to certain limitations under North Carolina law, BankCorp’s Bylaws will provide that they may be amended or repealed by either its board of directors or its shareholders. Therefore, BankCorp’s board of directors will be authorized to amend or repeal Bylaws without the approval of BankCorp’s shareholders. However, a Bylaw adopted, amended or repealed by BankCorp’s shareholders may not be readopted, amended or repealed by the board of directors alone unless BankCorp’s Articles of Incorporation or a Bylaw adopted by its shareholders authorizes the board of directors to adopt, amend or repeal that particular Bylaw or the Bylaws generally.

Call of Special Meetings of Shareholders. BankCorp’s Bylaws, like ours, will provide that special meetings of shareholders may be called only by or at the direction of BankCorp’s Chief Executive Officer or board of directors. Therefore, shareholders will have no separate right to call a meeting of shareholders or to require that a meeting be called.

Differences in BankCorp’s Common Stock and Our Common Stock

General. Upon completion of the share exchange, our shareholders (other than those shareholders who exercise dissenters’ rights) will receive shares of BankCorp’s common stock in exchange for their shares of our common stock and will become shareholders of BankCorp. Although the provisions of BankCorp’s Articles of Incorporation and Bylaws pertaining to its authorized and outstanding capital stock will be substantially the same as our Articles of Incorporation and Bylaws, there will be some differences. Also, we are a North Carolina banking corporation, and the rights of the holders of our common stock are governed by Chapter 53 of the North Carolina General Statutes which is applicable to banks (“Chapter 53”) and, to the extent not inconsistent with Chapter 53, by Chapter 55 of the North Carolina General Statutes which is applicable to business corporations (“Chapter 55”). BankCorp will be a North Carolina business corporation, and the rights of the holders of BankCorp’s common stock will be governed solely by Chapter 55. Because of differences in Chapter 53 and Chapter 55, the share exchange will result in certain changes in the rights of our shareholders who receive BankCorp’s common stock in exchange for their shares of our common stock. Although it is not practicable to describe all those changes, the changes which, in the opinion of our management, will have the most significant effect on the rights of our shareholders when they become BankCorp shareholders are discussed below.

The following is a brief summary of certain differences in the rights of holders of BankCorp’s common stock and those of holders of our common stock. Because this is a summary, it is not complete and does not contain all information that may be important to you. Shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders which will result from the share exchange.

Charter Amendments. Chapter 53 requires that, following shareholder approval, amendments to our Articles of Incorporation must be approved by the Commissioner. Amendments to BankCorp’s Articles of Incorporation will be required to be approved by BankCorp’s shareholders, but they will not be required to be approved by the Commissioner or any other banking regulator.

Dividends. Our and BankCorp’s shareholders will be entitled to dividends when, as and if declared by our respective boards of directors, subject to the restrictions described below.

Under Chapter 53, we may pay dividends only from our undivided profits. If at any time our surplus is less than 50% of our paid-in capital stock, we may not declare a cash dividend until we have transferred from undivided profits to surplus 25% of our undivided profits or any lesser percentage that may be required to restore our surplus to an amount equal to 50% of our paid-in capital stock. However, no cash dividends may be paid at any time by a bank when it is insolvent or when payment of a dividend would render it insolvent or be contrary to its Articles of Incorporation. Additionally, there are statutory provisions regarding the calculation of a bank’s undivided profits from which dividends may be paid, and banking regulators may restrict or prohibit the payment of dividends by banks which have been found to have inadequate capital.

Under Chapter 55, BankCorp will be authorized to pay dividends such as are declared by its board of directors, provided that no such distribution results in its insolvency on a going concern or balance sheet basis. BankCorp’s principal asset will be the ownership of all of our outstanding capital stock, and, following the share exchange, it is expected that BankCorp’s sole source of funds for the payment of dividends on its common stock will be dividends it receives (as our sole shareholder) from us on our stock it holds. Therefore, BankCorp’s ability to pay dividends will be subject to our ability to pay dividends, and the lessened restrictions on a business corporation’s ability to pay dividends will not have a material effect. Our management has no reason to believe that the share exchange will increase the likelihood of the payment of dividends to shareholders or increase the amount of dividends, if any, that may be paid by BankCorp in the future. (See “Market for our Common Stock and Dividends” on page 18.)

Merger, Share Exchange, Sale of Assets, or Dissolution. Under Chapter 53, we may not merge or consolidate with, or sell substantially all of our assets to, any other entity, or be dissolved, without the prior approval of the holders of at least two-thirds of the outstanding shares of our common stock. Under Chapter 55 (and with certain exceptions), BankCorp may merge, sell substantially all of its assets, or be dissolved with the prior approval of the holders of only a majority of the outstanding shares of its common stock.

Under Chapter 55, BankCorp could acquire a third party bank or other entity without the approval of its shareholders through the merger of that entity with or into us or another subsidiary of BankCorp. (See “Proposal 1: Approval of the Share Exchange Agreement – Recommendation and Reasons for the Share Exchange” on page 10.) However, Chapter 55 and the listing requirements of The Nasdaq Stock Market would require that BankCorp’s shareholders approve such a transaction if the total of its voting shares and participating shares following the transaction, plus any additional shares issuable in the future as a result of the transaction (either by the conversion of convertible securities issued in the transaction or as a result of the exercise of warrants or options issued in the transaction) would exceed 120% of the number of those shares outstanding before the transaction.

Repurchase of Capital Stock. Under Chapter 53, we must receive the prior approval of the holders of two-thirds of our outstanding shares, as well as the prior approval of the Commissioner and the FDIC, before we are able to repurchase any outstanding shares of our common stock. Under Chapter 55, in general, BankCorp will be able to repurchase outstanding shares of its common stock by action of its board of directors without the prior approval of its shareholders or any regulator. However, as a bank holding company, BankCorp would be required to give the Federal Reserve Bank of Richmond at least 45 days prior written notice of a proposed purchase of its outstanding shares if the gross consideration to be paid for that purchase, when added to the net consideration paid by BankCorp for all purchases of its stock during the 12 months preceding the date of notification, equals or exceeds 10% of BankCorp’s consolidated net worth. The Federal Reserve Bank of Richmond may permit a proposed purchase to be completed prior to expiration of the 45-day notice period if it determines that the repurchase would not constitute an unsafe or unsound practice and that it would not violate any applicable law, rule, regulation, or order, or any condition imposed by, or written agreement with, the FRB. (See “Proposal 1: Approval of the Share Exchange Agreement – Recommendation and Reasons for the Share Exchange” on page 10.)

Assessments; Impairment of Capital. Under Chapter 53, the Commissioner may require our board of directors to assess the holders of our common stock to restore the amount of any impairment in our capital stock due to losses or any other cause when our surplus and undivided profits are insufficient to make good the impairment. If a shareholder fails to contribute the amount of the assessment, our board of directors, under the direction of the Commissioner, must sell the shares held by the non-contributing shareholder in order to satisfy the assessment. No equivalent assessment provisions are contained in Chapter 55 with respect to BankCorp’s stock or its shareholders.

Application of the 1933 Act; Restrictions on Resale of BankCorp’s Stock. The offer and sale of our stock is exempt from the registration requirements of the 1933 Act. That exemption allows us to offer and sell shares of our stock without being required to register the stock being sold under the 1933 Act. In contrast, the public sale by BankCorp of its stock, as well as resales of BankCorp stock by certain persons who, at the time of resale, are “affiliates” of BankCorp, will be required to be registered under the 1933 Act or meet certain statutory and regulatory requirements to qualify for an exemption from registration. Similar restrictions will apply to resales of BankCorp stock by persons who are our “affiliates” at the time our shareholders vote on the share exchange agreement. (See “Proposal 1: Approval of the Share Exchange Agreement – Restrictions on Resale of BankCorp Stock by Affiliates” on page 14.)

INDEMNIFICATION

Indemnification Under North Carolina Statutes

The North Carolina Business Corporation Act (the “NCBCA”) generally provides for the indemnification of officers and directors of corporations in the manner described below.

Permissible Indemnification. The NCBCA allows corporations, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify their officers, directors, employees and agents and any persons who are or were serving at the corporations’ request as directors, officers, employees or agents of other entities or enterprises or as trustees or administrators under employee benefit plans, against liability and expenses, including reasonable attorneys’ fees, in any proceedings (including without limitation proceedings brought by or on behalf of the corporations themselves) arising out of their status as such or their activities in any of the foregoing capacities. A corporation’s charter or bylaws, or a contract or resolution, may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification and may include provisions establishing reasonable procedures for determining and enforcing those rights.

Corporations may indemnify persons against liability expenses incurred only where those persons conducted themselves in good faith and reasonably believed (1) in the case of conduct in their official corporate capacity, that their conduct was in the corporation’s best interests, and (2) in all other cases, that their conduct was at least not opposed to the corporations’ best interests; and, in the case of criminal proceedings, they had no reasonable cause to believe their conduct was unlawful. However, corporations may not indemnify persons either in connection with proceedings by or in the right of the corporations in which persons were adjudged liable to the corporations, or in connection with other proceeding charging improper personal benefit to the persons (whether or not involving action in an official capacity) in which the persons were adjudged liable on the basis that personal benefit was improperly received.

Mandatory Indemnification. Unless limited by a corporation’s charter, the NCBCA requires corporations to indemnify their directors or officers who are wholly successful (on the merits or otherwise) in the defense of proceedings to which they were a party because they were directors or officers of the corporations against reasonable expenses incurred in connection with the proceedings.

Advance for Expenses. Expenses incurred by directors, officers, employees or agents of corporations in defending proceedings may be paid by the corporations in advance of the final disposition of the proceedings as authorized by their boards of directors in the specific case, or as authorized by their charters or bylaws or by any applicable resolutions or contracts, upon receipt of undertakings to repay amounts advanced unless it ultimately is determined that the persons are entitled to be indemnified against those expenses.

Court-Ordered Indemnification. Unless otherwise provided in a corporation’s charter, directors or officers of corporations who are parties to proceedings may apply for indemnification to the courts conducting the proceedings or to other courts of competent jurisdiction. On receipt of an application, the courts, after giving any notice they deem necessary, may order indemnification if they determine either (1) that the directors or officers are entitled to mandatory indemnification as described above, in which case the courts also will order the corporations to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (2) that the directors or officers are fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not they met the requisite standard of conduct or were adjudged liable to the corporations in connection with proceedings by or in the right of the corporations or on the basis that personal benefit was improperly received in connection with any other proceedings so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Parties Entitled to Indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless their charters provide otherwise, corporations may indemnify and advance expenses to their officers, employees or agents to the same extent as to their directors and also may indemnify and advance expenses to officers, employees or agents who are not directors to the extent, consistent with public policy, as may be provided in their charters or bylaws, by general or specific action of their boards of directors, or by contract.

Indemnification of BankCorp’s and Our Directors and Officers

BankCorp’s proposed Bylaws will provide for indemnification of directors and officers to the fullest extent permitted by North Carolina law and require BankCorp’s boards of directors to take all actions necessary and appropriate to authorize such indemnification. Under North Carolina law, corporations may purchase insurance on behalf of persons who are or were their directors or officers against liability arising out of their status as such. We currently maintain a directors’ and officers’ liability insurance policy, and, when the share exchange becomes effective, that policy will be amended to also cover our directors and officers in their capacity as directors and officers of BankCorp.

Elimination of Director Liability

As permitted by the NCBCA, BankCorp’s proposed Articles of Incorporation provide that individuals serving as directors will not be personally liable in an action by or in the right of our bank or otherwise for monetary damages for breach of their duties as directors. By its terms, that provision will not eliminate any liability for acts and omissions that a director, at the time of the breach, knew or believed were clearly in conflict with BankCorp’s best interests, for distributions and dividends in violation of the NCBCA, or for any transaction from which a director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his service as our director, officer, employee, independent contractor, attorney or consultant). Under this charter provision, if the North Carolina statutes are amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of BankCorp’s directors will be eliminated or limited to the fullest extent permitted by the statutes as amended.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Shareholder

The following table describes the beneficial ownership of our common stock on the Record Date by the only person known by us to own, beneficially or of record, 5% or more of our outstanding shares.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class (1)
Wellington Management Company , LLP 75 State Street Boston, Massachusetts 02109	225,240	(1)	5.89%

(1)	The beneficial owner’s Schedule 13G filed with the Federal Deposit Insurance Corporation indicates that, in its capacity as an investment adviser, it has shared voting power and shared investment power with respect to all of the listed shares, which are held of record by its clients.

Management

The following table describes the beneficial ownership of our common stock on the Record Date by our current directors and certain of our executive officers, individually, and by all our directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
Jerry W. Anderson	38,850	1.01%
Alan M. Bailey	57,162	1.49%
William A. Burnette	83,120	2.17%
John A. Drye	42,075	1.10%
Thomas G. Fleming	50,530	1.32%
John W. Googe	30,000	0.78%
Harry E. Hill	49,158	1.28%
George E. Jordan	2,756	0.07%
Henry H. Land	32,419	0.84%
Michael D. Larrowe	37,101	0.97%
Steven G. Laymon	51,370	1.34%
Robert E. Marziano	98,920	2.55%
Grady L. McClamrock, Jr.	29,287	0.77%
Eric E. Rhodes	149	*
Lynne Scott Safrit	29,213	0.76%
Francis W. Slate	32,750	0.86%
Stephen R. Talbert	59,794	1.56%
All current directors and executive officers as a group (18 people)	735,842	18.13%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. Individuals named and included in the group have shared voting and investment power with respect to certain of the listed shares as follows: Mr. Anderson – 12,066 shares; Mr. Drye – 1,200 shares; Mr. Fleming – 16,360 shares; Mr. Hill – 10,283 shares; Mr. Jordan – 1,200 shares; Mr. Larrowe – 6,220 shares; Mr. Marziano – 3,045 shares; Mr. McClamrock – 3,286 shares; Ms. Safrit – 7,948 shares; Mr. Talbert –20,616 shares; and all persons included in the group – 82,224 shares. The listed shares also include the following numbers of shares that could be purchased by individuals named and included in the group pursuant to stock options that could be exercised within 60 days following the Record Date and with respect to which shares they may be deemed to have sole investment power: Mr. Anderson - 16,070 shares; Mr. Bailey - 16,070 shares; Mr. Burnette - 9,724 shares; Mr. Drye - 15,330 shares; Mr. Fleming– 16,070 shares; Mr. Hill - 17,280 shares; Mr. Land - 15,330 shares; Mr. Larrowe - 16,070 shares; Mr. Laymon - 16,070 shares; Mr. Marziano - 48,328 shares; Ms. Safrit - 15,329 shares; Mr. Talbert – 20,000 shares; and all persons included in the group – 233,239 shares.

(2)	Percentages are calculated based on 3,825,192 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares that could be purchased by that individual or by persons included in the group under stock options that could be exercised within 60 days following the Record Date. An asterisk indicates less than 0.01%.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the Federal Deposit Insurance Corporation regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. During 2005, one report by our director, Grady L. McClamrock, Jr., covering a purchase of shares was inadvertently filed after its due date. The report was filed promptly after it was discovered that it had been overlooked.

PROPOSAL 2: ELECTION OF DIRECTORS

Our Bylaws provide that:

•	our board of directors will consist of not less than five nor more than 18 members;

•	our board is authorized to set and change the actual number of our directors from time to time within those limits.

•	our directors are elected each year at the Annual Meeting for terms of one year.

The number of our directors currently is set at 14. Based on the recommendation of our Corporate Governance Committee, our board has nominated our current 14 directors name below for reelection at the Annual Meeting for new terms.

Name and age (1)	Positions with us (2)	Year first elected (3)	Principal occupation and business experience
Jerry W. Anderson * (66)	Director	1998	Partner, Anderson Aggregates, LLC, since 1999; former President, Anderson Chip & Pulpwood, Inc., from 1986 until its merger with Anderson Aggregates in 1999 (land clearing business)

Alan M. Bailey * (65)	Director	1998	Private investor; former owner and operator, 801 Shell Service (gasoline station)

William A. Burnette (65)	Director	1998	President and owner, Associated Golf Courses, Ltd. and James Way, Ltd. (land development); Managing Partner, The Hillsdale Group LLC (land development); President and owner, Associated Supply International, Ltd. (leaf tobacco merchant)

John A. Drye * (42)	Director	2002	Partner, Central Carolina Insurance Agency

Thomas G. Fleming * (58)	Director	1998	President and owner, Mocksville Builders Supply, Inc. (building supplies) and Town & Country Hardware (retail hardware store)

Name and age (1)	Positions with us (2)	Year first elected (3)	Principal occupation and business experience
John W. Googe * (80)	Director	2001	President and Chief Executive Officer, Flex-Pay Business Services, Inc. (payroll services); formerly President and Chief Executive Officer Southeastern Employee Benefit Services, Inc. (pension plan administration) (1999-2003)

Henry H. Land * (64)	Director	2002	Partner, McClary, Stocks, Smith, Land & Campbell, P.A., Certified Public Accountants

Michael D. Larrowe * (51)	Director	1998	Senior member, Larrowe & Co., PLC (certified public accounting and consulting firm)

Steven G. Laymon * (45)	Director	1998	Optometrist; President and owner, Steven G. Laymon, O.D., P.A. (optometric practice)

Robert E. Marziano (57)	Chairman and Chief Executive Officer	1998	Our executive officer since 1998; Mr. Marziano’s previous experience is described in his listing as an executive officer

Grady L. McClamrock, Jr. * (53)	Director	2001	Attorney; owner, Grady L. McClamrock, Jr., J.D., P.A. (law firm)

Lynne Scott Safrit * (47)	Director	2002	President, North American Commercial Operations, Castle & Cooke, Inc. (property management and development)

Francis W. Slate * (83)	Director	1998	Mayor, Town of Mocksville; retired General Surgeon, Mocksville Surgical Associates, P.A.

Stephen R. Talbert (60)	Vice Chairman	2002	Our executive officer since 2002; previously, Chairman, Chief Executive Officer and President of BOC Financial Corp and its bank subsidiary

(1)	Asterisks denote individuals who we believe are “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market.
(2)	Messrs. Burnette, Fleming, Googe, Larrowe, Laymon, Marziano, McClamrock, Slate and Talbert are members of the Executive Committee of our board of directors.
(3)	“Year first elected” refers to the year in which each individual first took office as our director. Messrs. Drye, Land and Talbert and Ms. Safrit previously served as directors of BOC Financial Corp and were appointed as our directors following our merger with that company on December 31, 2001.

Our board of directors recommends that you vote “FOR” each of the 14 nominees named above. The 14 nominees receiving the highest numbers of votes will be elected.

Director Compensation

Director Fees. For their one-year terms of office that began in May 2005, each of our directors (other than executive officers) received an annual retainer of $5,400 and a fee of $100 for attendance at each board meeting and $150 for each meeting of a committee held other than in conjunction with a board meeting. Francis W. Slate, who serves as our lead independent director, received an additional annual retainer of $1,200 for his additional services, and each chairman of a board committee received an additional fee of $100 for each committee meeting. Following the Annual Meeting, the board will review the amounts of fees paid to our directors and consider whether it believes adjustments should be made for the following year. As executive officers, Robert E. Marziano and Stephen R. Talbert receive no compensation for their services as directors.

Director Stock Options. Under our Director Stock Option Plan, options may be granted from time to time to our directors to purchase shares of our common stock. Also, the former directors of BOC Financial Corp who became our directors following our merger with that company held options granted to them under that company’s separate plans which were assumed by us and converted into options to purchase our common stock in connection with the merger. The following table contains information about all stock options held on December 31, 2005, by our non-employee directors. No new stock options were granted to our non-employee directors during 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

			Number of securities underlying unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005 (2)
Name	Shares acquired on exercise	Value realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Jerry W. Anderson	(1)	$—	16,070	-0-	$159,575	$0
Allen M. Bailey	(1)	—	16,070	-0-	159,575	0
William A. Burnette	6,000	61,080	9,724	-0-	96,559	0
John A. Drye	(1)	—	15,330	-0-	175,837	0
Thomas G. Fleming	(1)	—	16,070	-0-	159,575	0
John W. Googe	(1)	—	-0-	-0-	-0-	0
Henry H. Land	(1)	—	15,330	-0-	175,837	0
Michael D. Larrowe	(1)	—	16,070	-0-	159,575	0
Steven G. Laymon	(1)	—	16,070	-0-	159,575	0
Grady L. McClamrock	(1)	—	-0-	-0-	-0-	0
Lynne Scott Safrit	(1)	—	15,329	-0-	175,825	0
Francis W. Slate	(1)	—	-0-	-0-	0	0

(1)	No options were exercised during 2005.
(2)	Reflects the amount by which the aggregate value of the underlying shares (based on the most recent sales price for the stock known to us on December 31, 2005) exceeded the aggregate exercise price of each of the options.

Attendance by Directors at Meetings

Board of Directors Meetings. Our board of directors met 11 times during 2005. Each of our current directors attended 75% or more of the aggregate number of meetings of the board and any committees on which he or she served, with the exception of Lynne Scott Safrit whose absences were due to prior business commitments.

Annual Meetings. Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our board of directors recognizes that directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. Thirteen of our then current directors attended our last Annual Meeting which was held during May 2005.

Committees

Our board of directors has appointed several standing committees, including an Audit Committee and a Corporate Governance Committee (that performs the function of both a compensation committee and a nominations committee) that act under written charters approved by the board as described below.

Audit Committee

Function. Under its charter, the Audit Committee, among other things, appoints our independent accountants each year and approves the compensation and terms of engagement of our accountants, approves services proposed to be provided by the independent accountants, and monitors and oversees the quality and integrity of our accounting process and system of internal controls. The Committee reviews the annual audit report of our independent accountants and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. A copy of the Audit Committee’s charter was attached as an appendix to the proxy statement we distributed in connection with our 2004 Annual Meeting. The Committee met five times during 2005.

Members. Current members of the Audit Committee are Henry H. Land – Chairman, Alan M. Bailey, Steven G. Laymon, Lynne S. Safrit and Francis W. Slate. We believe that each member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market. Mr. Land, the Chairman of the Committee, is a certified public accountant with approximately 40 years of accounting experience, including approximately 18 years in public accounting. Our board of directors believes that Mr. Land is an “audit committee financial expert” as that term is defined by rules of the Securities and Exchange Commission.

Audit Committee Report. Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with its responsibilities, the Audit Committee reviews and evaluates, then discusses and consults with our management, internal audit personnel, and our independent accountants, regarding:

•	the plan for, and our independent accountants’ report on, each audit of our financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the Federal Deposit Insurance Corporation or sent to our shareholders;

•	changes in our accounting practices, principles, controls, methodologies or financial statements, and significant developments in accounting rules;

•	the adequacy of our internal accounting controls and accounting, financial and auditing personnel, and the establishment and maintenance of an environment that promotes ethical behavior.

The Audit Committee is responsible for recommending to our board of directors that our financial statements be included in our Annual Report on Form 10-KSB. The Committee took a number of steps in making this recommendation for 2005. First, the Committee discussed with our independent accountants applicable auditing standards, including information regarding the scope and results of the audit. Second, the Committee discussed the independent accountants’ independence with the accountants and received a letter from the accountants concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of the accountants’ independence and assisted the Committee in evaluating such independence. Finally, the Committee reviewed and discussed with our management and our accountants our audited balance sheets as of December 31, 2005 and 2004, and our statements of income, cash flows, and stockholders’ equity for the three years ended December 31, 2005.

Based on the discussions with the independent accountants concerning the audit, the independence discussions, and the financial statement review, and other matters deemed relevant and appropriate by the Audit Committee, the Committee recommended to our board of directors that these financial statements be included in our 2005 Annual Report on Form 10-KSB filed with the Federal Deposit Insurance Corporation.

The Audit Committee:

Henry H. Land	Alan M. Bailey	Steven G. Laymon	Lynne S. Safrit	Francis W. Slate

Corporate Governance Committee

Function. Among its other duties and responsibilities, the Corporate Governance Committee acts as a nominations committee and as a compensation committee for our board. A copy of the Committee’s charter was attached as an appendix to the proxy statement we distributed in connection with our 2004 Annual Meeting. The Committee met eight times during 2005.

Members. Members of the Corporate Governance Committee are John A. Drye – Chairman, Alan M. Bailey, John W. Googe, Michael D. Larrowe and Steven G. Laymon. We believe that each member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Nominations Committee Functions. The Corporate Governance Committee functions as a nominations committee by identifying individuals who are qualified to become directors and recommending candidates to the board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the board.

The Committee’s Charter provides that the Committee will seek to identify and recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the board of directors, the Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Corporate Governance Committee Bank of the Carolinas Attention: Corporate Secretary 135 Boxwood Village Drive Mocksville, North Carolina 27028

Each recommendation should be accompanied by the following:

•	the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•	the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•	a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide such information as the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•	information regarding any business or personal relationships between the candidate and any of our customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our bank, and any transactions between the candidate and our bank; and

•	any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the board of directors each year based on its assessment of, among other things, (1) candidates’ business, life and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior board experience; (3) the existence of one or more vacancies on the board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

Compensation Committee Functions. The Corporate Governance Committee also functions as a compensation committee and reviews and makes recommendations to the board regarding the amounts of cash and other compensation paid or provided to our executive officers and with respect to the adoption of new incentive or other compensation plans, or changes in existing plans, and provides overall guidance for our compensation programs. After receipt of the Committee’s recommendations, our board makes all final decisions regarding executive compensation matters.

Executive Officers

We consider our six officers listed below to be our executive officers.

Robert E. Marziano, age 57, serves as our Chairman and Chief Executive Officer. He joined our organizing group during 1998 and became President and Chief Executive Officer at the time we were incorporated and began operations during 1998. Previously, he was one of the organizers of Old North State Bank, King, North Carolina, where he served as President and Chief Executive Officer from 1989 until it was acquired by another financial institution during 1997. Prior to 1989, he was employed for 13 years by First-Citizens Bank & Trust Company as Senior Vice President with responsibilities in the areas of branch management, lending, and bank operations. More recently, from 1997 until 1998, Mr. Marziano served as Senior Vice President of First Bank with supervisory responsibilities over that bank’s branch banking operations in Guilford, Randolph and Davidson Counties.

Stephen R. Talbert, age 60, joined our bank in connection with our acquisition of BOC Financial Corp on December 31, 2001, and he currently serves as our Vice Chairman. He served as our Chairman and Executive Vice President until 2004. Prior to that transaction, he had served as Chairman, President and Chief Executive Officer of BOC Financial Corp since its organization during 1998, and he had served in the same positions with that company’s bank subsidiary or its predecessor since 1971.

George E. (“Ed”) Jordan, age 47, was employed by us as our President and Chief Operating Officer during May 2004. Previously, he had been employed by Wachovia Bank for 24 years where he had supervisory responsibility over city executives for several of that bank’s Triad area offices and, most recently, served as Senior Vice President and Business Banking Sales Director with responsibilities for middle market lending.

Eric E. Rhodes, age 45, was employed by us as our Senior Vice President in January 2005 and was appointed as our Chief Financial Officer in May 2005. Prior to his employment with us, he was employed by Rowan Bank in China Grove, North Carolina from 1990 to 2004 where he last served as Senior Vice President and Chief Financial Officer.

Harry E. Hill, age 60, was elected as our Executive Vice President during January 2001. He was employed by our organizing group during 1998 and became our Senior Vice President when we began operations during 1998, and he currently functions as our business development officer. Previously, he served as Vice President of Southern National Bank and its successor, Branch Banking & Trust Company, in Welcome, North Carolina, from 1994 to 1998, and as Business Development Officer of Davidson Savings Bank from 1992 to 1994.

Robin H. Smith, age 47, serves as our Executive Vice President. She was employed by our organizing group during 1998 and became our Vice President when we began operations during 1998. She was promoted to Senior Vice President during 2001 and to her current position during 2003. Prior to becoming our employee, she served as Vice President of Old North State Bank until it was acquired by another financial institution during 1997.

Executive Compensation

Cash Compensation. The following table shows cash and other compensation paid or provided to or deferred by the named executive officers for the years indicated.

SUMMARY COMPENSATION TABLE

		Annual compensation			Long term compensation Securities underlying options
Name and principal position	Year	Salary (1)	Bonus	Other annual compensation		All other compensation (3)
Robert E. Marziano	2005	$250,000	$15,000	(2)	-0-	$16,086
Chairman and	2004	250,000	12,500	(2)	-0-	15,525
Chief Executive Officer	2003	224,996	-0-	(2)	-0-	12,181

Stephen R. Talbert	2005	112,285	-0-	(2)	-0-	1,715
Vice Chairman	2004	112,285	-0-	(2)	-0-	1,500
	2003	112,285	14,020	(2)	-0-	1,200

George E. Jordan (4)	2005	126,458	5,000	(2)	-0-	2,619
President and	2004	78,373	2,500	(2)	5,000	-0-
Chief Operating Officer

Harry E. Hill	2005	98,667	25,000	(2)	-0-	2,750
Executive Vice President	2004	82,697	12,600	(2)	-0-	2,414
	2003	89,323	13,144	(2)	-0-	2,233

Eric E. Rhodes (5)	2005	99,500	10,000	(2)	-0-	156
Senior Vice President and
Chief Financial Officer

(1)	Includes amounts of salary deferred at each officer’s election under our Section 401(k) plan.
(2)	In addition to compensation paid in cash, our executive officers receive various personal benefits, including the use of automobiles that we own and our payment of club dues. Our incremental cost associated with those benefits received each year by each named officer did not exceed 10% of his cash compensation for that year, and the amounts of those benefits are not shown in the Summary Compensation Table. We also provide the named executive officers with their own individual coverage under our group life, health, medical and other insurance plans on the same basis as that coverage is provided to all our employees. The cost of that insurance is not included in the Summary Compensation Table.
(3)	The 2005 amount shown for Mr. Marziano consists of $7,672 in matching contributions by us to his account our Section 401(k) plan, $6,877 in premiums for family medical insurance coverage that is not generally provided to other employees, and $1,537 representing a portion of the premium paid by us on a key-man life insurance policy maintained by us that is attributable to death benefits payable to Mr. Marziano’s beneficiary. The 2005 amount shown for Mr. Rhodes consist entirely of premiums for family medical insurance coverage. The 2005 amounts for Messrs. Talbert, Jordan and Hill consist entirely of our matching contributions to their respective accounts under our Section 401(k) plan.
(4)	Mr. Jordan was first employed by us during May 2004.
(5)	Mr. Rhodes was first employed by us during January 2005.

Employment and Change in Control Arrangements. As described below, we have entered into employment agreements and change in control arrangements with certain of our executive officers, including three of our executive officers listed in the Summary Compensation Table above.

During 2004, we entered into an employment agreement with Robert E. Marziano that provides for an initial “rolling” term of three years which will be extended each year by one additional year and which, if not sooner terminated, expires on May 31, 2017. The agreement provides for annual base salary of $250,000 (which is subject to review and periodic increase by our board of directors), the right to participate in bonus or incentive plans in effect from time to time, and various other benefits. Mr. Marziano has agreed that, for a period of one year following any termination of his employment, he will not “compete” (as defined in the agreement) against us in any county in which we maintain a business office. If, within 36 months following a change in control of our bank, we terminate Mr. Marziano’s employment without cause, or if any of several specified actions detrimental to Mr. Marziano are taken relating to his salary, benefits, job location or position and he terminates his own employment, then we (or our successor) will be obligated to pay him an amount equal to approximately three times his base salary in effect at the time of the change in control. We may terminate the agreement at any time for “cause.”

When we merged with BOC Financial Corp during 2001, we entered into an employment agreement with Stephen R. Talbert to replace his previous agreement with that company. The new agreement provided for annual base salary of $105,000 (which was subject to review and periodic increase by our board of directors), the right to participate in bonus or incentive plans in effect from time to time, and various other benefits (including the use of an automobile). For 2002 and 2003, any bonus paid to Mr. Talbert was to be calculated based on the average of the percentages of salaries used in calculating the bonuses paid to our other executive officers. The agreement provided that, following the termination of Mr. Talbert’s employment, he will not compete against us in various North Carolina counties for a period of one year. Mr. Talbert’s employment agreement expired during 2005

At the time he was first employed by us during 2004, we also entered into an employment agreement with George E. Jordan. The terms of that agreement are substantially the same (including provisions relating to restrictions on competition following termination of employment, and payments in certain events following a change in control of our bank) as the terms of our agreement described above with Mr. Marziano, except that Mr. Jordan’s agreement provides for annual base salary of $125,000 and expires on May 17, 2021, unless sooner terminated.

Employee Stock Options. Under our Employee Stock Option Plan, options may be granted from time to time to our officers and employees to purchase shares of our common stock. The following table contains information regarding all stock options held under that Plan on December 31, 2005, by our executive officers listed in the Summary Compensation Table above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

			Number of securities underlying unexercised options at December 31, 2005		Value of unexercised in-the-money options at December 31, 2005 (2)
Name	Shares acquired on exercise	Value realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert E. Marziano	3,100	$31,403	48,328	-0-	$479,897	$0
Stephen R. Talbert	12,373	157,980	20,000	-0-	226,000	0
George E. Jordan	(1)	—	1,200	4,800	6,456	25,824
Harry E. Hill	(1)	—	17,280	-0-	171,590	0

(1)	No options were exercised during 2005.
(2)	Reflects the amount by which the aggregate value of the underlying shares (based on the most recent sales price for the stock known to us on December 31, 2005) exceeded the aggregate exercise price of each of the options.

Transactions with Management

We have had, and expect to have in the future, banking transactions in the ordinary course of business with certain of our current directors, nominees for director, executive officers, and their associates. All loans included in those transactions during 2005 were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

The highest aggregate outstanding balance of loans to our current directors, nominees for election as directors, executive officers, and their associates, as a group, since January 1, 2005, was $9.6 million, which represented approximately 28.1% of our then current equity capital accounts. On February 28, 2006, the aggregate balance of those loans was $7.8 million, or approximately 22.1% of our equity capital accounts.

We obtain various business and professional services from certain of our directors or their companies. Grady L. McClamrock, Jr. is an attorney and provides legal services to us. John W. Googe is President and Chief Executive Officer of Flex Pay Business Services, Inc., which provides us with payroll processing services. Michael D. Larrowe is the senior member of Larrowe & Company, PLC, which is a public accounting firm that we engage to provide various outsourced internal audit, accounting and information technology services. During 2005, we paid Larrowe & Company, PLC, $60,200 for its services.

Our board of directors has a written policy requiring that certain transactions with any of our “related parties,” including our directors and executive officers (other than loans made in the ordinary course of our banking business which are required by banking regulations to be approved by our entire board), be reviewed and approved by the board’s Corporate Governance Committee.

PROPOSAL 3: AUTHORIZATION OF TWO ADDITIONAL DIRECTORS

North Carolina law allows our shareholders, in conjunction with the election of directors, to authorize up to two additional directorships that are left unfilled, and to authorize our board of directors to fill one or both of the resulting vacancies by appointing persons as directors during the year following the Annual Meeting

Our board of directors will introduce a proposal at the Annual Meeting for our shareholders to give it that authority. If the proposal is approved, our board will have the authority during the year following the Annual Meeting to increase the size of the board by appointing up to two additional persons as directors. Any directors appointed under that authority could serve only until our 2007 Annual Meeting, at which time their terms as directors would expire unless they were reelected by shareholders. Our board’s authority to appoint new directors also would terminate at the 2007 Annual Meeting unless that authority was renewed by shareholders. Under some circumstances, the authority to appoint directors could be used as, or have the effect of, an “anti-takeover” device since it would permit the board to quickly appoint two new directors. However, we believe that having this authority will benefit us by allowing us to take advantage of opportunities to gain qualified persons as directors by immediate appointment during 2006 rather than deferring all director selections until the 2007 Annual Meeting. Although this authority would allow our board to appoint two directors without the consideration and approval of our shareholders, those persons could serve as directors only until the 2007 Annual Meeting, at which time their continued service would be subject to reelection by shareholders. At the 2005 Annual Meeting, our shareholders approved a similar proposal, but our board of directors did not exercise its authority to appoint directors during 2005.

Our board of directors recommends that you vote “FOR” Proposal 3. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSAL 4: APPROVAL OF CHARTER AMENDMENT

TO INCREASE AUTHORIZED COMMON STOCK

General

A proposal will be submitted to shareholders at the Annual Meeting to amend Article 5 of our Articles of Incorporation (our “Charter”) to increase the number of authorized shares of our common stock (the “Charter Amendment”). Article 5 of our Charter currently provides that we are authorized to issue up to 5,000,000 shares of common stock having a par value of $5.00 per share. As amended, Article 5 would be as follows:

5.	The corporation shall be authorized to issue 15,000,000 shares, all of one class, having a par value of $5.00 per share.

Our board of directors has unanimously approved the Charter Amendment and proposed it for approval by shareholders at the Annual Meeting. The board of directors recommends that our shareholders vote “FOR” the Charter Amendment.

Implementation and Effects of Amendment

The Charter Amendment will increase the total number of shares of common stock which we are authorized to issue from 5,000,000 to 15,000,000 shares. Each of the newly authorized shares will be identical to our existing shares of common stock in terms of the rights and privileges of the holders of shares. We currently have 3,825,192 outstanding shares of common stock, and 288,914 authorized shares have been reserved for issuance upon the exercise of outstanding stock options held by our officers, employees and directors. A total of 885,894 unreserved shares remain available to be issued. After the Charter Amendment becomes effective, we will have the same number of outstanding and reserved shares, but the number of additional shares that we could issue in the future will be 10,885,894. The Charter Amendment will become effective at the time when Articles of Amendment are filed with the North Carolina Secretary of State. BankCorp will be incorporated with the same number of authorized shares of common stock as are provided for in our Charter. If the Charter Amendment is approved by our shareholders at the Annual Meeting, then BankCorp’s Articles of Incorporation filed to complete its organization will provide for 15,000,000 authorized shares. If the Charter Amendment is not approved, BankCorp’s Articles of Incorporation will provide for 5,000,000 authorized shares.

Reasons for Amendment

We were incorporated in 1998 with 5,000,000 authorized shares of common stock, and we issued 744,254 shares in connection with our initial organization. Since 1998, we have issued 684,384 new shares in 2001 in connection with our acquisition of BOC Financial Corporation, sold a total of 1,230,948 additional shares in stock offerings during 2003 and 2004, sold a total of 64,671 shares in connection with stock option exercises, and issued 1,100,935 additional shares to our shareholders in connection with stock dividends during 2000, 2003 and 2005. As a result, a relatively small number of shares remain available for issuance in the future. We currently do not have definitive plans for issuing any additional shares. However, our board of directors has proposed that the number of authorized shares be increased now to insure that an adequate supply of authorized but unissued shares is available for future general corporate needs, such as for issuance in future stock dividends, in sales to the public or in private transactions to increase our capital, in connection with acquisitions (such as our 2001 acquisition of BOC Financial Corp), and in connection with stock option or other equity-based compensation plans. By increasing the number of authorized shares now, we can insure that we have an adequate number of authorized shares that are available to be issued in the future without the delay and expense of seeking shareholder approval of an amendment to our Charter at the time a need to issue shares arises. A need to call a special meeting of shareholders to approve an amendment to our Charter in connection with an offering of stock or a proposed acquisition, could delay, and potentially impede, such a transaction.

The issuance of shares of common stock requires the approval of our board of directors. However, so long as additional shares to be issued are authorized in our Charter, the issuance of those shares does not require the approval of our shareholders. Therefore, if the Charter Amendment is approved by shareholders at the Annual Meeting, only the approval of our board would be required for the issuance of any of the newly authorized shares of common stock even though the issuance of additional shares would dilute the relative percentage interests of shareholders. Our shareholders do not have preemptive rights to acquire any shares of common stock issued in the future.

Our board of directors has approved the proposed Charter Amendment and recommends that you vote “FOR” Proposal 4. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSAL 5: AUTHORIZATION TO ADJOURN THE ANNUAL MEETING

Under North Carolina law, a shareholders meeting may be adjourned and reconvened one or more times to a later date for any reason. If the new time and place at which the meeting will be reconvened are announced at the meeting before the adjournment, no further notice of the reconvened meeting is required to be given unless the adjournment is for more than 120 days. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

If a quorum is not present at the Annual Meeting, or if there are insufficient shares of our common stock represented at the Annual Meeting, or being voted, in order to vote on or approve the share exchange agreement or one of the other proposals to be considered, our management may determine that it is necessary or desirable to adjourn the meeting until a later date and time in order to permit us to solicit additional proxy cards. In that event, a proposal would be submitted for voting by the shareholders represented at the Annual Meeting to adjourn the meeting and reconvene it on a later date. If you vote for Proposal 5, you will authorize the Proxies to vote your shares in favor of one or more adjournments of the Annual Meeting for up to not more than a total of 120 days in the event that our management believes that an adjournment is necessary or desirable in order to obtain a quorum, to solicit additional proxy cards needed to vote on or approve the share exchange agreement, or for any other reason.

Our board of directors recommends that you vote “FOR” Proposal 5. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it. .

INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants each year and to approve the compensation and terms of the engagement of our accountants. The Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2006. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so.

Services and Fees During 2004 and 2005

Except as described below, under its current procedures our Audit Committee specifically preapproves all audit services and other services provided by our accountants. Since it is difficult to determine in advance the exact nature and extent of the tax services or advice we will need during the year, the Committee authorizes our management to obtain tax services from our accountants from time to time during the year up to preapproved aggregate amounts of fees set by the Committee. Requests for advice in addition to those amounts would require further Committee approval. The entire Audit Committee generally participates in the preapproval of services. However, in the case of proposals that arise during the year to obtain certain types of non-audit services from our accountants beyond what has been preapproved by the Committee, the Committee delegates authority to its Chairman to preapprove those additional services on behalf of the Committee. Any such action by the Chairman is to be reported to the full Committee at its next regularly scheduled meeting.

As our independent accountants for 2004 and 2005, Dixon Hughes PLLC provided us with various audit and other professional services for which were billed, or expect to be billed, for fees as further described below. Our Audit Committee has considered whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC does not affect its independence.

Audit Fees. For 2004 and 2005, Dixon Hughes PLLC audited our financial statements included in our Annual Reports on Form 10-KSB and reviewed the condensed interim financial statements included in our Quarterly Reports on Form 10-QSB, and it provided various other audit services. Fees for these services for 2004 were $78,419, and we expect that fees for 2005 audit services will be approximately $55,211.

Audit-Related Fees. During 2004, Dixon Hughes PLLC did not provide us with any audit-related services. During 2005, Dixon Hughes PLLC provided audit related services which included assistance with our review and analysis of an acquisition opportunity. Its fees for those services amounted to $5,200.

Tax Fees. We paid Dixon Hughes PLLC $5,536 and $3,550, respectively, for tax services it provided to us during 2004 and 2005 consisting of the preparation of our tax returns and other tax compliance services, and consultations regarding general tax matters.

All Other Fees. Dixon Hughes PLLC did not provide us with any other services during 2004 or 2005.

PROPOSALS FOR 2007 ANNUAL MEETING

If the share exchange is completed, then our shareholders will become shareholders of BankCorp and BankCorp will hold an annual meeting of shareholders during May 2007. BankCorp will be our sole shareholder, so we no longer will hold annual meetings. On the other hand, if the share exchange is not completed, then we will hold our regular annual meeting during May 2007. In either event, any proposal of a shareholder other than a nomination for election as a director that is intended to be presented for action at the 2007 Annual Meeting must be received by our Corporate Secretary in writing at our office in Mocksville, North Carolina, no later than December 22, 2006, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. Written proposals should be sent to the same address as is listed below for communications with our board. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2007 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporation Secretary (at the address listed below), no later than March 9, 2007, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at a meeting our shareholders at which directors will be elected, nominations for election to our board of directors may be made by our board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to our Corporate Secretary at our principal office not later than the close of business on the tenth business day following the date on which notice of the meeting is first given to shareholders.

The required notice of a nomination must include: (1) the names and addresses of the shareholder who intends to make the nomination and of the person to be nominated; (2) a representation that the shareholder is a holder of record of shares of our common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) a representation that each nominee satisfies all qualifications provided by our Bylaws or by applicable statute or regulation to serve as a director, and (5) the written consent of the nominee to serve as a director if elected. The shareholder also shall provide such other information regarding each nominee proposed as we shall reasonably request and which can be obtained by the shareholder, including information of a type that would be required to be included in a proxy statement filed pursuant to the proxy rules under the Securities Exchange Act of 1934 if the nominee had been nominated by the board of directors. Only persons who are nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that is not made in compliance with the procedures set out in our Bylaws.

OTHER AVAILABLE INFORMATION

Communications with Our Board

Our board of directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the board has established a process by which you may send written communications to the board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

Bank of the Carolinas
Attention: Corporate Secretary
135 Boxwood Village Drive
Mocksville, North Carolina 27028

You also may send them by email to directors@bankofthecarolinas.com, with an attention line to the Corporate Secretary. You should indicate whether your communication is directed to the entire board of directors, to a particular committee of the board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and forwarded on to the intended recipients. Communications that involve specific complaints from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the head of the department or division that is most closely associated with the subject of the complaint.

Annual Report on Form 10-KSB and FDIC Annual Disclosure Statement

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file reports and other information, including proxy statements, annual reports and quarterly reports, with the Federal Deposit Insurance Corporation. (See “Bank of the Carolinas Corporation - Information and Reports” on page 23.)

A copy of our 2005 Annual Report on Form 10-KSB, as filed with the Federal Deposit Insurance Corporation, is being sent to each of our shareholders with this proxy statement/offering memorandum. The Annual Report on Form 10-KSB also serves as our 2005 Annual Disclosure Statement required by regulations of the Federal Deposit Insurance Corporation.

THE FOLLOWING APPENDICES TO

BANK OF THE CAROLINA’S DEFINITIVE PROXY STATEMENT

AS FILED WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION

HAVE BEEN OMITTED

Appendix No.	Description of Appendix
A	Copy of proposed Agreement and Plan of Reorganization and Share Exchange

B	Copy of Article 13 of the North Carolina Business Corporation Act pertaining to Dissenters’ Rights

C	Copy of proposed Articles of Incorporation of Bank of the Carolinas Corporation